QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PRINCIPAL FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 31, 2006

Dear Shareholder:

        You are cordially invited to attend the annual meeting of shareholders of Principal Financial Group, Inc., to be held on Tuesday, May 16, 2006, at 9:00 a.m., local time, at 711 High Street, Des Moines, Iowa.

        If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card are enclosed. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report and the proxy statement on the Internet, available at www.principal.com/proxy.

        We encourage you to save resources and costs by signing up for the convenience of electronic delivery of our shareholder communications. For more information, see "Electronic Delivery of Future Annual Meeting Materials."

        The notice of annual meeting and proxy statement accompany this letter and provide an outline of the business to be conducted at the meeting. Also, I will report on the progress of the Company during the past year and answer shareholder questions.

        We encourage you to read this proxy statement and vote your shares. You do not need to attend the annual meeting to vote. You may complete, date and sign the enclosed proxy card and return it in the envelope provided, or vote by proxy using the telephone or through the Internet. Thank you for acting promptly.

Sincerely,

J. BARRY GRISWELL Chairman and Chief Executive Officer

PRINCIPAL FINANCIAL GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 16, 2006

        The annual meeting of shareholders of Principal Financial Group, Inc. (the "Company") will be held at 711 High Street, Des Moines, Iowa, on Tuesday, May 16, 2006, at 9:00 a.m., local time. The purposes of the meeting are to:

  1.
  Elect five directors, each for a term of three years ending at the annual meeting to be held in 2009 or until their respective successors are elected and qualified;

  2.
  Ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2006; and

  3.
  Act on any other business as may properly come before the meeting or any adjournment or postponement thereof.

        These items are fully described in the proxy statement which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

        Only shareholders of record at the close of business on March 17, 2006, are entitled to vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote in one of the following ways:

•
By telephone, by calling the toll-free telephone number shown on the proxy card;

•
Through the Internet, by visiting the website noted on the proxy card; or

•
By completing, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope.

        Shareholders will need to register at the meeting and present photo identification to attend the meeting. If your shares are not registered in your name (for example, you hold the shares through an account with your stock broker), you will need to bring proof of your ownership of those shares to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of Principal Financial Group, Inc. common stock on March 17, 2006. Please bring that documentation to the meeting to register.

By Order of the Board of Directors

JOYCE N. HOFFMAN Senior Vice President and Corporate Secretary
March 31, 2006

TABLE OF CONTENTS

Voting Procedures And Security Ownership	1
Proposal One — Election Of Directors	3
Governance Of The Company	6
Compensation Of Directors	11
Audit Committee Charter And Report	13
Proposal Two — Ratification Of Appointment Of Independent Auditors	14
Security Ownership Of Certain Beneficial Owners And Management	15
Executive Compensation	16
Annual Report On Form 10-K	30
Other Matters	30
Delivery Of Documents	30
Shareholder Proposals For 2007 Meeting	30
Appendix A — Audit Committee Charter	A-1

i

PROXY STATEMENT

PRINCIPAL FINANCIAL GROUP, INC.
711 HIGH STREET
DES MOINES, IOWA 50392-0100

VOTING PROCEDURES AND SECURITY OWNERSHIP

General Information

        The accompanying proxy is solicited by the Board of Directors of Principal Financial Group, Inc. (the "Company") in connection with the annual meeting of shareholders of the Company to be held on Tuesday, May 16, 2006, at 9:00 a.m., local time, at 711 High Street, Des Moines, Iowa, and at any adjournment or postponement thereof (the "Annual Meeting"). This proxy statement, the enclosed proxy card and the enclosed Annual Report for 2005 were first sent to shareholders on or about March 31, 2006.

        The Company became a publicly-held company effective October 26, 2001, upon the completion of the conversion of Principal Mutual Holding Company from a mutual insurance holding company to a stock company and the initial public offering of shares of the Company's common stock ("Common Stock") under the terms of the Plan of Conversion (the "Plan of Conversion"). This process is sometimes referred to in this proxy statement as the "Demutualization." The Company is the ultimate parent of Principal Life Insurance Company ("Principal Life").

Voting Rights

        Only shareholders of record at the close of business on March 17, 2006 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 278,115,832 shares of Common Stock outstanding. Each share outstanding on the Record Date is entitled to one vote on each matter to be voted on at the meeting.

        A plurality of the shares voting is required for the election of directors. Approval of the other matters before the meeting will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voting on the matter. No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of one-third of the outstanding shares as of the Record Date. Proxies marked as abstaining and proxies indicating broker non-votes on any matter to be acted upon by shareholders will be treated as present at the meeting for the purpose of determining a quorum but will not be counted as shares voting on such matters. Votes will be tabulated under the supervision of Computershare Investor Services, LLC, which has been designated by the Board of Directors to act as inspector of the election.

Voting of Proxies

        Your proxy is solicited by the Board of Directors of the Company ("Board of Directors") for use at the Annual Meeting and all valid proxies will be voted. Except to the extent that contrary instructions are given by shareholders in the places provided in the proxy, it is the intention of the persons named in the proxy to vote "for" each of the nominees for the Board of Directors and "for" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by a notice in writing delivered to the Corporate Secretary of the Company or by a proxy bearing a later date.

        Subject to the limitations described below, shareholders may vote by proxy as follows: (i) by using a proxy card, (ii) by telephone, or (iii) through the Internet. When voting using any of these methods, as to the election of directors, you may vote for or withhold your vote from each of the director nominees. As to the other proposal, you may vote "for" or "against" the item or "abstain" from voting. If you properly vote by proxy by any of the methods described herein but do not specify any choices, you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. A proxy also confers discretionary authority on these individuals to vote your shares on any matter that was not known on the date of this proxy statement but is properly presented at the Annual Meeting, including voting on the election of any substitute nominees selected by the Board of Directors in the event any nominees are unable or decline to serve.

        The expense of proxy solicitation will be borne by the Company. Depending upon the response to the initial solicitation, proxies may be solicited in person or by mail, telephone, electronic mail or facsimile by officers or regular employees of the Company. The Company has also retained Mellon Investor Services LLC as an agent to assist the solicitation. The Company estimates that the cost of such assistance will be approximately $13,750, plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokers and others for expenses they incur in forwarding proxy materials to you.

Voting by Proxy Card

        Shareholders of record as of the Record Date may vote by proxy by using a proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by the proxy will be voted as you specify on the proxy card.

Voting by Telephone or Through the Internet

        If you are a registered shareholder as of the Record Date (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other "street name" capacity), you may, as an alternative to voting by mail, vote via the telephone or Internet (please see the accompanying instructions on how to access the telephone and Internet voting systems). If you hold shares of Common Stock in "street name" as of the Record Date, your broker or other nominee will advise you whether you may vote by telephone or through the Internet as an alternative to voting by mail.

Voting Shares Held in Company Plans

        Shares of Common Stock held in The Principal Select Savings Plans (the Company's 401(k) plans) are held of record and are voted by the trustees of the respective plans. Participants in these plans may direct the trustees as to how to vote shares allocated to their accounts. A participant may give voting instructions by completing the voting instruction card, or by following the directions concerning voting instructions by telephone or through the Internet. The trustees of these plans will vote shares as to which they have not received voting instructions as the trustees determine in their sole discretion.

Voting Shares Held in Demutualization Separate Account

        In connection with the Demutualization, the Company issued shares of Common Stock to a separate account which Principal Life established to fund policy credits received as Demutualization compensation by certain qualified employee benefit plans that owned group annuity contracts issued by Principal Life. Although these shares are held of record and will be voted by Principal Life, the plans may direct Principal Life how to vote shares allocated to plan accounts. A plan may give voting instructions by completing the voting instruction card that accompanies this proxy statement, or by following the directions concerning voting instructions by telephone or through the Internet. Principal Life will "mirror vote" separate account shares as to which it has not received direction. This means that Principal Life will vote the shares as to which it has not received direction in the same proportion — for, withhold, against or abstain — as the shares in the Demutualization separate account for which it has received instructions.

Stock Held by Brokers, Banks and Nominees

        If you plan to attend the Annual Meeting, please bring photo identification and evidence of your ownership of Common Stock as of the Record Date, March 17, 2006. A letter from your broker or bank or a photocopy of a current account statement will be accepted as evidence of ownership.

Conduct of the Meeting

        In order to ensure that the Annual Meeting is conducted in an orderly fashion and that shareholders wishing to speak at the meeting have a fair opportunity to speak, we will have certain guidelines and rules for the conduct of the meeting.

        The Board of Directors urges you to exercise your right to vote by returning the enclosed proxy card, by using the telephone or through the Internet.

PROPOSAL ONE — ELECTION OF DIRECTORS

        The Board of Directors (the "Board") is divided into three classes. One class is elected each year to hold office for a term of three years. At the Annual Meeting, five directors are to be elected to hold office until the annual meeting of shareholders to be held in the year 2009, "Class II Directors." All of the nominees are currently directors of the Company. There is no cumulative voting, and the five nominees receiving the most votes will be elected by a plurality. The remaining directors of the Company, whose terms expire in the year 2007 ("Class III Directors") or the year 2008 ("Class I Directors"), will continue to serve in accordance with their previous election.

        Unless authority is withheld by the shareholder, it is the intention of the persons named in the enclosed proxy card to vote for the nominees listed and, in the event any nominees are unable or decline to serve, to vote for the balance of the nominees and for any substitutes selected by the Board. The name, age, principal occupation and other information concerning each current director standing for re-election and each nominee are set forth below.

        The Board of Directors recommends that shareholders vote "for" all the nominees.

  Nominees for Class II Directors for Terms to Expire in 2009

J. Barry Griswell, 57

        J. Barry Griswell has been Chairman, President and Chief Executive Officer of the Company and Principal Life since 2002, a director of the Company since 2001, and a Principal Life director since 1998. Prior thereto, he had been President and Chief Executive Officer of the Company since April 2001, and President and Chief Executive Officer of Principal Life since January 2000. Prior to January 2000, Mr. Griswell was President of Principal Life from 1998-2000. He is a Chartered Life Underwriter, a Chartered Financial Consultant and a LIMRA Leadership Institute Fellow. He is the Chair of the American Council of Life Insurers. Mr. Griswell is also a director of Herman Miller, Inc., a public company that is an office furnishings designer and manufacturer. He is a trustee of Central College and of Berry College. He is a director of the Business Committee for the Arts and a board member of the Business Roundtable and the American Council for Capital Formation. He is Chairman of the Board and Chair of the Executive Committee of the Board.

Richard L. Keyser, 63

        Richard L. Keyser has been a director of the Company and Principal Life since 2002. Mr. Keyser has served as Chairman and Chief Executive Officer of W.W. Grainger, Inc., an industrial distributor of products used by businesses to maintain, repair and operate their facilities, since 1997. Mr. Keyser is a director of two other public companies in addition to being a director of the Company: W. W. Grainger, Inc. and Rohm and Haas Company, a global specialty materials company. He is a director of Evanston Northwestern Healthcare — Research Institute and the National Merit Scholarship Foundation. He is a trustee for the John G. Shedd Aquarium. He is an Advisor for the Grainger Center for Supply Chain Management, University of Wisconsin-Madison, the Kellogg School of Management, Northwestern University, and the Division of the Physical Sciences, University of Chicago. Mr. Keyser joined the Board as a result of a search by a third party search firm. Mr. Keyser is a member of the Nominating and Governance Committee of the Board.

Arjun K. Mathrani, 61

        Arjun K. Mathrani has been a director of the Company and Principal Life since 2003. Mr. Mathrani teaches courses in finance and banking at New York University's Stern School of Business, at St. John's University, New York, and at Cambridge University's Judge Institute of Management. In 1998, Mr. Mathrani was the Chief Executive Officer of ING Barings in London. He retired from Chase Manhattan Bank in 1997, where he served as Chief Financial Officer between 1994 and 1996. Prior to that, he was Chase's Corporate Treasurer and served in a number of senior international positions with Chase. Mr. Mathrani is a member of the Global Association of Risk Professionals. Mr. Mathrani joined the Board as a result of a search by a third party search firm. He is a member of the Audit Committee of the Board.

Elizabeth E. Tallett, 57

        Elizabeth E. Tallett has been a director of the Company since 2001, and of Principal Life since 1992. Ms. Tallett has been a Principal of Hunter Partners, LLC, which provides management services to developing life sciences companies, since July 2002. She was Chief Executive Officer of Marshall Pharmaceuticals, Inc., a specialty pharmaceutical company, from November 2000 until January 2003, and was President and Chief Executive Officer of Dioscor Inc., a biopharmaceutical firm, from 1996 until July 2003. Ms. Tallett was President and Chief Executive

Officer of Ellard Pharmaceuticals, Inc., a biopharmaceutical company, from 1997-2002. She is a director of five other public companies in addition to being a director of the Company: Coventry Health Care, Inc., a managed health care company; Immunicon, Inc., a specialty diagnostics company; IntegraMed America, Inc., a health services management company; Varian, Inc., a supplier of scientific instruments; and Varian Semiconductor Equipment Associates, Inc., a company that manufactures semiconductor equipment. She is a director of the Biotechnology Council of New Jersey and The New Jersey Center for Life Sciences. Ms. Tallett joined the Board as the result of a search by a third party search firm. Ms. Tallett serves as Alternate Presiding Director of the Board and is Chair of the Audit Committee and a member of the Executive Committee of the Board.

Therese M. Vaughan, 49

        Therese M. Vaughan has been a director of the Company and Principal Life since November of 2005. Dr. Vaughan is the Robb B. Kelley Distinguished Professor of Insurance and Actuarial Science at Drake University. From 1994-2004, Dr. Vaughan served as the Iowa Insurance Commissioner, and was President of the National Association of Insurance Commissioners in 2002. Dr. Vaughan represents the American Academy of Actuaries at the Solvency and Regulation Committees of the International Actuarial Association, is a director of the Insurance Marketplace Standards Association and the National Council on Compensation Insurance. She is a member of the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and a director of Endurance Specialty Holdings Ltd., a public company that is a global provider of specialty lines property and casualty insurance and reinsurance. The Nominating and Governance Committee identified Dr. Vaughan as a prospective director based on her expertise and experience in insurance, actuarial science and financial services regulatory matters. Dr. Vaughan is a member of the Audit Committee of the Board.

  Continuing Class I Directors Whose Terms Expire in 2008

Betsy J. Bernard, 50

        Betsy J. Bernard has been a director of the Company since 2001, and of Principal Life since 1999. Ms. Bernard was President of AT&T from October 2002 until December 2003. Prior to October 2002, she was Chief Executive Officer of AT&T Consumer since April 2001 and Executive Vice President — National Mass Markets of Qwest Communications, formerly US WEST, from July 2000-January 2001. Ms. Bernard is also a director of URS Corporation, a public company that is an engineering design services firm, and BearingPoint, Inc., a public company that provides business consulting, systems integration and managed services. Ms. Bernard is Chair of the Nominating and Governance Committee of the Board.

Jocelyn Carter-Miller, 48

        Jocelyn Carter-Miller has been a director of the Company since 2001, and of Principal Life since 1999. Ms. Carter-Miller is President of TechEdVentures, a firm that develops and manages charter schools and community-based programs. Ms. Carter-Miller was Executive Vice President and Chief Marketing Officer of Office Depot, Inc. from February 2002 until March 2004. Prior to that time, Ms. Carter-Miller was Corporate Vice President and Chief Marketing Officer of Motorola, Inc. from February 1999 until February 2002. She is a board member of the Association of National Advertisers, the University of Chicago Women's Business Advisory Group, Smart School Charter Middle School and the Coral Springs Museum of Art. Ms. Carter-Miller is currently a member of the Audit Committee and will become a member of the Nominating and Governance Committee on May 15, 2006.

Gary E. Costley, 62

        Gary E. Costley has been a director of the Company and Principal Life since 2002. Mr. Costley is a co-founder and managing director of C&G Capital Management, LLC, which provides capital and management to health, medical and nutritional products and services companies. He was Chairman and Chief Executive Officer of International Multifoods Corporation, a manufacturer and marketer of branded consumer food and foodservice products, from November 2001 until June 2004, and Chairman, President and Chief Executive Officer from 1997-2001. He is a director of three other public companies in addition to being a director of the Company: Pharmacopeia Drug Discovery, Inc. and Accelrys, Inc., companies that specialize in technology-based products and services that improve and accelerate drug discovery and chemical development, and Prestige Brand Holdings, Inc., a company that develops and markets over-the-counter drugs, household cleaning products and personal care items. He is a member of the Human Resources Committee of the Board.

William T. Kerr, 65

        William T. Kerr has been a director of the Company since 2001, and of Principal Life since 1995. Mr. Kerr has been Chairman and Chief Executive Officer of Meredith Corporation, a media and marketing company, since January 1998. Mr. Kerr's current employment agreement with Meredith Corporation expires on June 30, 2006, at which time he plans to retire as a full-time employee. He is a director of two other public companies in addition to being a director of the Company: Meredith Corporation and Maytag Corporation, a manufacturer of household appliances. He is a member of the Board of Visitors of the University of Iowa Henry B. Tippie College of Business, and a Trustee of Oxford University Press. Mr. Kerr is Chair of the Human Resources Committee and a member of the Executive Committee of the Board.

  Continuing Class III Directors Whose Terms Expire in 2007

David J. Drury, 61

        David J. Drury has been a director of the Company since 2001, and of Principal Life since 1993. Prior to January 2002, he was Chairman of the Company since April 2001, and Chairman of Principal Life since January 2000. Prior to 2000, Mr. Drury was Chairman and Chief Executive Officer of Principal Life from 1995 to 1999. He is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He is a member of the Iowa State University Business Advisory Council, the Iowa Natural Heritage Advisory Committee and the Actuaries Club of Des Moines. He is a member of the Executive Committee of the Board.

C. Daniel Gelatt, 58

        C. Daniel Gelatt has been a director of the Company since 2001, and of Principal Life since 1988. Mr. Gelatt has been President of NMT Corporation, a computer software and microfilm service business, since 1986. He is also a director and President of these other Gelatt privately-owned companies: Advanced Marketing Concepts, Ltd., Elmwood Corporation, The Gelatt Corporation, Ginkgo, LLC and Gelatt Information Machines Corp. He is a member of the LaCrosse Public Library Board and the Association for Computing Machinery. Mr. Gelatt serves as Presiding Director of the Board and as a member of the Executive and Human Resources Committees of the Board.

Sandra L. Helton, 56

        Sandra L. Helton has been a director of the Company and Principal Life since 2001. Ms. Helton has been Executive Vice President and Chief Financial Officer of Telephone & Data Systems, Inc., a diversified telecommunications corporation, since 1998. She is a director of three other public companies in addition to being a director of the Company: Telephone & Data Systems, Inc., U.S. Cellular Corporation, a wireless telecommunications company that is a majority-owned subsidiary of Telephone & Data Systems, Inc., and Covance, Inc., a contract vendor to pharmaceutical companies. She is a director of Northwestern Memorial Health Care and Landmarks Preservation Council of Illinois. She is a member of the Audit Committee of the Board.

  Director Transitions

        The following individuals are either currently serving as directors, and have announced their retirement from the Board effective at the Annual Meeting, or have agreed to serve as a director with a term beginning at the Board of Directors' meetings scheduled for May 15 and 16, 2006.

Michael T. Dan, 54

        Michael T. Dan will join the Board of Directors of the Company and Principal Life at its meetings scheduled for May 15 and 16, 2006. Mr. Dan will be a member of the class of directors whose terms expire in 2007, a "Class III Director." He has served as Chairman, President and Chief Executive Officer of The Brink's Company, a leading global security services company, since 1999. The Board has not yet taken formal action to appoint Mr. Dan to a Board committee, but it is anticipated that he will become a member of the Human Resources Committee. A third party search firm identified Mr. Dan as a potential director candidate.

Charles S. Johnson, 68

        Charles S. Johnson has been a director of the Company since 2001, and of Principal Life since 1995. Mr. Johnson is the retired Executive Vice President of E. I. du Pont de Nemours and Company, a chemical company, a position he held in 1999. Prior to his position with du Pont, he was Chairman, President and Chief

Executive Officer of Pioneer Hi-Bred International, Inc., an agricultural seed company, from December 1996-1999. Mr. Johnson is a Trustee of Grand View College. Mr. Johnson is retiring from the Board of Directors at the time of the Annual Meeting. Mr. Johnson is currently a member of the Human Resources Committee of the Board.

Federico F. Peña, 59

        Federico F. Peña has been a director of the Company since 2001, and of Principal Life since 1999. Mr. Peña has been Managing Director of Vestar Capital Partners, an investment firm specializing in management buyouts, recapitalizations and growth capital investments, since 1999, and served as Vestar's Senior Advisor from 1998-2000. He is a director of two other public companies in addition to being a director of the Company: Valor Communications Group, Inc., a provider of telecommunications services, and Sonic Corporation, a franchiser of drive-in restaurants. He is also a director of Border Media Partners, a radio chain. He also serves on Wells Fargo Bank West's Community Advisory Board, Toyota's North American Diversity Advisory Board and the National Hispanic Cultural Center Board of Advisors. Mr. Peña is retiring from the Board of Directors at the time of the Annual Meeting. Mr. Peña is currently a member of the Nominating and Governance Committee of the Board.

GOVERNANCE OF THE COMPANY

        The business and affairs of the Company are managed under the direction of the Board. The Board of Directors has appointed an independent director to act as Presiding Director at times and in situations when it is important that the non-management directors act independently of the Chairman of the Board, who is the Company's Chief Executive Officer. The current role and responsibilities of the Presiding Director are to lead the Board in its executive sessions outside the presence of management; to review and give directions on agendas for Board meetings based on the independent directors' current priorities; to provide advice and counsel to the Chief Executive Officer on behalf of the Board outside of the Board's regular interaction with the Chief Executive Officer; and to seek, assimilate and take action on input from the independent directors whenever that becomes desirable or necessary, or in any times that the Chairman of the Board or Chief Executive Officer is unable to act. The Board regularly reviews the effectiveness of this shared leadership based on the organization's current circumstances, and the Board has found it to be effective since the organization adopted this approach in 1997. C. Daniel Gelatt is the current Presiding Director and Elizabeth E. Tallett is the current Alternate Presiding Director. The non-management directors held an executive session at each regularly-scheduled Board meeting in 2005, led by the Presiding Director, and the independent directors met alone for two executive sessions.

        The Board regularly reviews the governance structure, policies and practices of the Company, looking for areas that need to be strengthened or changed based on the organization's current conditions and environment. The charters of the Audit, Human Resources and Nominating and Governance Committees, Corporate Governance Guidelines and Corporate Code of Ethics are available on the Company's website at www.principal.com. This information is also available in print to any shareholder by request addressed to Joyce N. Hoffman, Senior Vice President and Corporate Secretary, Principal Financial Group, 711 High Street, Des Moines, IA 50392-0300.

Director Independence

        The Corporate Governance Guidelines adopted by the Board require it to make an annual determination regarding the independence of each of the Company's directors, and more often as necessary. The Board has adopted categorical standards pursuant to the listing standards of the New York Stock Exchange to assist the Board in making these determinations. In order to be considered independent, a director must not:

          1.     Be an employee of the Company or have been an employee of the Company within the past three years, or have an immediate family member who is an executive officer of the Company or has been an executive officer of the Company within the past three years;

          2.     Have received, or have an immediate family member who is an executive officer who has received, in any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

          3.     Be an employee or partner of a firm that is the Company's internal or external auditor; or have an immediate family member who is a partner of such a firm, or has been employed by such a firm and who participates in that firm's audit, assurance or tax compliance practice; or be or have an immediate family member who, within the past three years, has been, a partner or employee of such firm and personally worked on the Company's audit within that time;

          4.     Be, or in the past three years have been, or have an immediate family member who is, or in the past three years has been, an executive officer of another company where any of the Company's present executives at the same time serves or served on that company's compensation committee;

          5.     Be an employee, or have an immediate family member who is an executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues; or

          6.     Be an executive officer of a tax-exempt organization that, within the preceding three years, received contributions from the Company in any fiscal year exceeding the greater of $1 million or 2% of the tax-exempt organization's consolidated gross revenues.

          Further, in order to be considered independent, members of the Audit Committee must not receive any compensation from the Company, either directly or indirectly, except for compensation received for service as a member of the board of directors and board committees.

          The Board's determinations regarding the independence of its members shall be disclosed as required by law and applicable regulation.

          A director's "immediate family" includes the director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home.

        The Board made these determinations for each director in February 2006, based on an annual review of relationships and transactions between directors or their immediate family members and the Company or its affiliates or executive officers, and the recommendations made by the Nominating and Governance Committee. To assist in the Board's determinations, each director completed a questionnaire designed to identify any relationships or transactions that could affect the director's independence, and the Company reviewed its purchasing, investment and customer records to look for the same information. Additionally, at each quarterly Nominating and Governance Committee meeting, the Committee reviewed a report of transactions with directors or the firms of which they are an executive officer or director. On the basis of the information developed from this process, the standards described above and the deliberations of the Nominating and Governance Committee and the Board, the Board has determined that each of Betsy J. Bernard, Jocelyn Carter-Miller, Gary E, Costley, C. Daniel Gelatt, Sandra L. Helton, Charles S. Johnson, William T. Kerr, Richard L. Keyser, Arjun K. Mathrani, Federico Pena, Elizabeth E. Tallett and Therese M. Vaughan is independent.

        The Board concluded that two of the 12 independent directors had no relationship with the Company, except as members of the Board. The other directors had the following relationships with the Company:

  •
  transactions entered into in the ordinary course of business with companies for which the director is a director or executive officer that provided goods or services to, purchased goods or services from, or had an investment transaction with, the Company or its subsidiaries (eight directors);

  •
  directors who own products offered by a subsidiary of the Company (eight directors);

  •
  directors who are affiliated with a tax-exempt organization as a trustee or employee to which the Company's charitable foundation made a contribution (two directors);

  •
  directors who have an immediate family member who is a non-officer employee of a subsidiary of the Company (one director).

        In each case, the Board affirmatively determined that the relationships were not material either to the Company or to the other companies, organizations, or to the directors. This conclusion was based on the amount paid for the goods and services as well as the nature of the goods and services provided and a review of the terms and conditions of the transactions, or employment relationship, as applicable. The Board has determined that 86% of the Company's directors are independent.

Board Meetings

        The Board held six meetings in 2005, and each of the directors then in office attended at least 75% in the aggregate of the meetings of the Board and the committees of the Board of which the director was a member. The annual meeting of shareholders is scheduled on the same day as the regular meeting of the Board in the second quarter to enable the directors to attend. In 2005, all but one of the directors attended the annual meeting.

Corporate Code of Ethics

        Each director and officer of the Company has certified compliance with the Corporate Code of Ethics (formerly called the Statement of Business Practices), the Company's code of business conduct and ethics and the code of ethics for its principal executive officer, principal financial officer and principal accounting officer under the Sarbanes-Oxley Act. The Corporate Code of Ethics is available on the Company's website.

Communication with the Board of Directors

        Interested parties wishing to contact the Presiding Director of the Company may do so at the Investor Relations section of the Company's website at www.principal.com, or by writing to the following address: Presiding Director, c/o Joyce N. Hoffman, Senior Vice President and Corporate Secretary, Principal Financial Group, Des Moines, Iowa 50392-0300. All e-mails and letters received by either of these two methods will be categorized and processed by the Corporate Secretary and then forwarded to the Company's Presiding Director.

Committees of the Board of Directors

        The Committees established by the Board include the following:

Audit Committee

        The Board appoints the members of the Audit Committee after considering the recommendations of the Nominating and Governance Committee. A director may be appointed to or continue to serve on the Audit Committee only if the Board determines that the director is "independent" and "financially literate" as provided in applicable New York Stock Exchange listing standards and Section 10A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules promulgated thereunder. In addition, under New York Stock Exchange listing standards, at least one member of the Audit Committee must have accounting or related financial management expertise. The current members of the Audit Committee are Ms. Tallett, Chair, Ms. Carter-Miller, Ms. Helton, Mr. Mathrani and Dr. Vaughan. The Board has determined that all members of the Audit Committee are "independent" and "financially literate." The Board has also determined that Sandra L. Helton and Arjun K. Mathrani are Audit Committee "financial experts" as defined by the Sarbanes-Oxley Act and rules promulgated thereunder, and that both, therefore, meet the requirement under the New York Stock Exchange listing standard that at least one member have accounting or related financial management expertise.

        Ms. Tallett currently serves on audit committees for more than three publicly-traded companies. The Board has determined that such service does not impair her ability to serve effectively on the Company's Audit Committee.

        The Audit Committee is directly responsible for the appointment, termination, compensation and oversight of the firm of independent certified public accountants it retains to audit the Company's books and records, and reviews and reports to the Board on the audit and non-audit activities of the independent auditors. The Committee approves all audit engagement fees and must give pre-approval for any non-audit engagement and compensation of the independent auditors consistent with the Company's Policy on Auditor Independence.

        The Committee meets at least quarterly with financial management, the internal auditor and the independent auditor of the Company to provide oversight of the financial reporting process and system of internal controls. The Committee reviews audit plans and results and also reviews and reports to the Board on accounting policies and legal and regulatory compliance. The Committee regularly meets alone with each of the internal auditor (who also serves as the Company's compliance officer), primary independent auditor, the Company's Chief Financial Officer and the Company's General Counsel. The Committee reviews its charter and evaluates its performance annually. The Committee held eight meetings in 2005. On May 15, 2006, Jocelyn Carter-Miller will no longer serve on the Audit Committee and will become a member of the Nominating and Governance Committee.

Nominating and Governance Committee

        The Board appoints the members of the Nominating and Governance Committee. A director may be appointed to or continue to serve on the Nominating and Governance Committee only if the Board determines that the director is independent as provided in applicable New York Stock Exchange listing standards. The Board has determined that all members of the Nominating and Governance Committee are independent. The

Nominating and Governance Committee develops and recommends to the Board criteria for selecting director candidates and Board committee members, and consistent with criteria approved by the Board, recommends a slate of candidates for election by shareholders at each annual meeting and proposes candidates to fill vacancies on the Board. The Committee also reviews and reports to the Board with respect to the independence of directors, the performance of individual directors, recommendations for Board committee assignments and directors to act as Presiding Director and Alternate Presiding Director, and the content of the Company's Corporate Code of Ethics, the Company's code of business conduct and ethics. The Nominating and Governance Committee also reviews and makes recommendations to the Board regarding compensation of non-employee directors and reimbursement of their expenses and administers the 2005 Directors Stock Plan, the Non-Employee Directors Deferred Compensation Plan, and any other compensation plan covering non-employee directors. The Committee has the sole authority to retain and terminate search firms used to identify director candidates, including approval of search firm fees and other retention terms. The Committee has frequently employed an executive search firm to identify qualified candidates for director positions. The Committee reviews and reassesses at least annually the adequacy of the Company's Corporate Governance Guidelines and recommends proposed changes to the Board for approval, determines the process for and evaluates annually and reports to the Board on the Board's overall performance and effectiveness, reviews and reports to the Board on shareholder issues and concerns, and makes recommendations to the Board and Board committees on other governance matters. The Committee also oversees the process for the annual self-evaluations of the Audit, Human Resources and Nominating and Governance Committees of the Board. The Committee reviews its charter and evaluates its performance annually. The charter of the Nominating and Governance Committee is posted on the Company's website at www.principal.com. The current members of the Nominating and Governance Committee are Ms. Bernard, Chair, Mr. Keyser, and Mr. Peña. On May 16, 2006, Mr. Peña will retire from the Board and Jocelyn Carter-Miller will become a member of the Nominating and Governance Committee on May 15, 2006. The Committee held six meetings in 2005.

  Consideration and Procedures Regarding Director Candidates Recommended by Shareholders

        The Committee will consider shareholder recommendations for directors sent to the Nominating and Governance Committee, c/o Joyce N. Hoffman, Senior Vice President and Corporate Secretary, Principal Financial Group, 711 High Street, Des Moines, Iowa 50392-0300. To date, the Nominating and Governance Committee has not adopted a specific formal policy with respect to the consideration of director candidates recommended by shareholders and to date no director candidates have been recommended by shareholders. If a director candidate were to be recommended by a shareholder, the Nominating and Governance Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Committee.

        Pursuant to the Company's Corporate Governance Guidelines adopted by the Board, the Nominating and Governance Committee is directed to develop the appropriate characteristics, skills and experience for each director position and for the Board as a whole. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the current make-up of the Board and the needs of the Company at any given point in time. The Committee assesses issues of personal and professional ethics, integrity and values along with expertise that is useful to the Company and complementary to the background and experience of other Board members. It is important that many directors be chief executive officers or retired chief executive officers and have financial management or accounting experience. Diversity of the Board as a whole is a valued objective. The Committee seeks out competencies such as strategic-orientation, results-orientation and comprehensive decision-making. Directors must be willing to devote the required amount of time to prepare for, attend and actively participate in Board and Board Committee meetings and to represent the interests of all shareholders. The Chairman of the Board, the Chair of the Nominating and Governance Committee and at least one other Board member personally interview prospective candidates before the Nominating and Governance Committee recommends them to the Board for action. The Board has a mandatory retirement policy providing that a director's term shall not extend beyond the annual meeting following the director's 70th birthday.

Human Resources Committee

        The members of the Human Resources Committee (the Board's compensation committee) are appointed by the Board after considering the recommendations of the Nominating and Governance Committee. A director may be appointed to or continue to serve on the Human Resources Committee only if the Board determines that the director is independent as provided in applicable New York Stock Exchange listing standards, Rule 16b-3 promulgated under the Exchange Act, and Section 162(m) of the Internal Revenue Code. The Board has determined that all members of the Human Resources Committee meet these qualifications. The Human

Resources Committee has responsibility for conducting the annual and ongoing performance evaluation of the Chief Executive Officer and for determining the Chief Executive Officer's compensation based on that performance evaluation. The Human Resources Committee also determines and reports to the Board on the compensation for all senior officers in addition to the Chief Executive Officer, which includes their base salaries, incentive compensation, benefits and perquisites, employment and severance arrangements, and change in control provisions and agreements. The Committee also acts on management's recommendations for salary and supplemental employee compensation policies for all other employees, and administers the Company's Annual Incentive Plan, Incentive Pay Plan ("PrinPay Plan"), Long-Term Performance Plan and 2005 Stock Incentive Plan, and administers any other compensation plan that provides compensation to executive officers and other senior officers. It oversees, generally, and acts on management's recommendations that require director action with respect to all employee pension and welfare benefit plans, and oversees executive management and succession planning. The Committee also reviews significant compensation, benefits and general human resources topics that apply on a broader scale across the Company. The Committee has the sole authority to retain and terminate executive compensation consulting firms to advise the Committee, including approval of consulting fees and other retention terms. The Committee has retained an independent compensation consulting firm to advise it on executive compensation matters. The Committee reviews its charter and evaluates its performance annually. The current members of the Human Resources Committee are Mr. Kerr, Chair, Mr. Gelatt, Mr. Costley and Mr. Johnson. Mr. Johnson will retire from the Board on May 16, 2006. The Committee held six meetings in 2005.

        Compensation Committee Interlocks and Insider Participation.    Securities and Exchange Commission ("SEC") rules require the Company to disclose its and its affiliates' purchases of certain debt securities issued by affiliates of the Company's directors. Principal Life holds a large investment portfolio and trades in debt securities on a daily basis. Principal Life's investment portfolio was valued at over $56 billion as of December 31, 2005, approximately 72% of which consisted of debt securities.

        One of the members of the Human Resources Committee, Mr. Kerr, is the Chairman and Chief Executive Officer of Meredith Corporation ("Meredith"). In March 1999, Principal Life, for itself, and an affiliate of Principal Life, for accounts the affiliate manages, purchased in the ordinary course of business approximately $25 million of an aggregate of $200 million of notes issued by Meredith, in transactions in which an insurance company unaffiliated with the Company was the lead lender. Principal Life and its affiliate purchased the notes on the same terms and conditions as all other investors. These notes paid interest between 6.51% and 6.65% and matured on March 1, 2005 and March 1, 2006.

        In April 2001, Principal Life, for itself, and an affiliate of Principal Life for accounts it manages, purchased in the ordinary course of business an additional $25 million of an aggregate $100 million of notes issued by Meredith in a transaction in which an insurance company unaffiliated with the Company was the lead lender. These notes were issued in two series: Series A, in which Principal Life purchased $20 million of an aggregate $50 million of notes paying interest at 6.39% and maturing April 9, 2007; and Series B, in which Principal Life and its affiliate purchased $5 million of an aggregate $50 million of notes paying interest at 6.62% and maturing April 9, 2008. Principal Life and its affiliate purchased the notes on the same terms and conditions as all other investors.

        No officer of the Company and no immediate family member of an officer of the Company is a member of the board of directors of Meredith.

Executive Committee

        The members of the Executive Committee are appointed by the Board after considering the recommendations of the Nominating and Governance Committee. The Committee held no meetings in 2005. In practice, the Executive Committee usually acts only on matters specifically delegated to it by the Board and on matters of a more routine nature, and matters to be acted upon must be approved by the independent members of the Committee. For purposes of flexibility in more unusual circumstances, the Executive Committee does have, during times between Board meetings, all the authority of the Board in the management of the Company's business, except that it has no authority for any matters as to which the Board has specifically directed otherwise and for certain matters set forth under law and in the By-Laws, including the authority to declare shareholder dividends or other distributions, fill vacancies on the Board or any Committee thereof, and adopt, amend or repeal the By-Laws. The current members of the Executive Committee are Mr. Griswell, Chair, Mr. Drury, Mr. Gelatt, Mr. Kerr, and Ms. Tallett.

COMPENSATION OF DIRECTORS

Directors' Retainers, Attendance Fees and Insurance

        Directors who are not officers or employees of the Company or its subsidiaries receive an annual retainer of $45,000. Non-employee directors receive an additional $15,000 annual retainer for serving as Chair of the Audit Committee, an additional annual retainer of $10,000 for serving as chair of the Human Resources or Nominating and Governance Committees, and an additional annual retainer of $5,000 for serving as chair of any other Board committee or as Presiding Director. Non-employee directors are paid an attendance fee of $2,500 for each day of a Board meeting they attend, $1,300 for a Board committee meeting they attend on the day of or day before a Board meeting, and $1,500 for a Board committee meeting they attend which is not held on the day of or day before a Board meeting. The fee paid for participation in a Board or Board committee meeting held by telephone conference call rather than by in-person attendance, is $1,000.

        Non-employee directors may defer the receipt of the payment of all or a portion of their retainer and attendance fees under the Company's Deferred Compensation Plan for Non-Employee Directors. This plan provides four investment options, including phantom stock units tied to the Company's Common Stock.

        Non-employee Directors are covered under the Company's Business Travel Accident Insurance Policy, and are eligible for a benefit of up to $100,000 if they are injured or die while traveling on Company business.

Directors Stock Plan

        The purpose of the Directors Stock Plan is to enable the Company to attract, retain and motivate the best qualified non-employee directors and to foster a long-term alignment of interests between such directors and shareholders. As explained below, the Nominating and Governance Committee from time to time has or will grant options, restricted stock, restricted stock units or other stock-based awards to non-employee directors. No member of the Nominating and Governance Committee may participate in any decisions with respect to his or her benefits under the plan unless the decision applies generally to all non-employee directors. The Directors Stock Plan provides for certain awards, described below, at the time of each annual meeting.

        Prior to May 17, 2005, under the Directors Stock Plan, directors received options to purchase shares of Common Stock, equal to $24,000 in Black-Scholes value at grant, at each annual meeting of shareholders. Those options became exercisable in four approximately equal installments on the third, sixth, ninth, and twelfth-month anniversaries of the grant date, unless a director decided not to run for re-election at the end of his or her full term, in which case the options granted become exercisable in four approximately equal installments on the third, sixth, and ninth-month anniversaries of the grant date, and on the date that the director's full term of office expired. In addition, each non-employee director received $75,000 in restricted stock units upon election/re-election to office. Unless otherwise determined by the Nominating and Governance Committee, the forfeiture restrictions with respect to remaining unvested restricted stock units will lapse in substantially equal installments from the date of grant to the date of the end of the term of such director's class, so that portions of each award vest four times per year.

        Beginning on May 17, 2005, under the 2005 Directors Stock Plan, at the close of each annual meeting, each non-employee director will receive $75,000 worth of restricted stock units (unless a greater or lesser amount is determined to be appropriate by the Nominating and Governance Committee) and will no longer receive an annual award of stock options. These restricted stock units will vest upon the director's continued service to the next annual meeting. The receipt of the restricted stock units will be deferred until the director's retirement or termination from the Board. Any director first elected subsequent to an annual meeting will be granted the number of restricted stock units as determined by the Committee. Due to this required deferral by directors of significant interests in Common Stock, there are no other stock ownership guidelines for directors (the stock ownership guidelines were eliminated in anticipation of this required deferral). Subject to the terms and conditions of the plan, the Nominating and Governance Committee may also grant options, restricted stock, restricted stock units or other stock-based awards to any non-employee director at any time.

Directors Matching Gift Program

        Under the Directors Charitable Matching Gift Program, Principal Life matches the charitable gifts of non-employee directors to eligible section 501(c)(3) organizations up to an annual aggregate limit for each such director of $6,000 per calendar year during a director's term and for each of the three years following the director's retirement from the Board. The directors who make personal charitable gifts that Principal Life matches derive no financial benefit from the Directors Matching Gift Program since all charitable contribution tax deductions for the Principal Life matching gifts accrue solely to Principal Life.

Director Compensation

Name	Cash Retainer	Meeting Fees	Committee Chair and Presiding Director Fees	Restricted Stock Unit Awards	Total Compensation
Betsy J. Bernard	$45,000	$34,700	$10,000	$75,000	$164,700
Jocelyn Carter-Miller(1)	$45,000	$38,700	$5,000	$75,000	$163,700
Gary E. Costley	$45,000	$35,500		$75,000	$155,500
David J. Drury	$45,000	$28,500		$75,000	$148,500
J. Barry Griswell(2)
C. Daniel Gelatt	$45,000	$37,500	$5,000	$75,000	$162,500
Sandra L. Helton	$45,000	$39,700		$75,000	$159,700
Charles S. Johnson	$45,000	$37,500		$75,000	$157,500
William T. Kerr	$45,000	$37,500	$10,000	$75,000	$167,500
Richard L. Keyser	$45,000	$29,400		$75,000	$149,400
Arjun K. Mathrani	$45,000	$39,700		$75,000	$159,700
Federico F. Peña	$45,000	$36,700		$75,000	$156,700
Elizabeth E. Tallett	$45,000	$37,700	$15,000	$75,000	$172,700
Therese M. Vaughan	$22,500	$6,300		$37,500	$66,300

(1)
Ms. Carter-Miller chairs the Board Strategic Issues Committee.

(2)
Mr. Griswell receives no additional compensation for his service as a director.

Certain Relationships and Related Transactions

        Principal Bank, a wholly-owned subsidiary of the Company, is a federal savings bank that offers traditional retail banking products and services including home equity loans. In 2004, Principal Bank extended a home equity loan in the ordinary course of its business to John E. Aschenbrenner, an executive officer of the Company, on terms, including interest rates and collateral, available to the public generally and in compliance with the Company's conflict of interest policy. Mr. Aschenbrenner's loan did not involve more than the normal risk of collectibility or present other unfavorable features.

AUDIT COMMITTEE CHARTER AND REPORT

Audit Committee Charter

        The Audit Committee operates pursuant to a charter approved by the Board which was last amended by the Board on March 1, 2005. A copy of the charter is attached to this proxy statement as Appendix A. The charter sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Committee, as well as the relationship of the Audit Committee to the independent auditors, the internal auditor and management of the Company.

Report of the Audit Committee

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements for the fiscal year ended December 31, 2005, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards ("SAS") 61 (Communication with Audit Committees). SAS 61, as amended, requires the independent auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) the independent auditors' responsibility under generally accepted auditing standards, (ii) significant accounting policies, including a discussion of their quality, not just their acceptability, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

        The Committee has received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. The Committee has discussed with Ernst & Young LLP its independence and Ernst & Young LLP has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC. The Committee has also approved, subject to shareholder ratification, the reappointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2006.

        As specified in the Audit Committee charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of the Company's independent auditors and management. In giving our recommendation to the Board, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company's independent auditors with respect to such financial statements.

Elizabeth E. Tallett, Chair Jocelyn Carter-Miller Sandra L. Helton Arjun K. Mathrani Therese M. Vaughan

PROPOSAL TWO — RATIFICATION OF
APPOINTMENT OF INDEPENDENT AUDITORS

        Subject to shareholder ratification, the Audit Committee has reappointed the firm of Ernst & Young LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2006. The Company or Principal Life has employed this firm and its predecessors in that capacity for many years. Ratification of the appointment of auditors requires the affirmative vote of a majority of the shares represented at the meeting and voting on the matter. If the shareholders do not ratify this appointment, the matter of the appointment of independent auditors will be considered by the Audit Committee.

        The Board of Directors recommends that shareholders vote "for" such ratification.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating to the audit of the Company's 2005 consolidated financial statements.

Audit Fees

        The Company estimates that the aggregate fees billed by its independent auditor in 2005 and 2004 for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Reports on Form 10-K for the years ended December 31, 2005 and 2004, (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005 and 2004, (iii) accounting consultations on matters addressed during the audit, and (iv) services that the independent auditor normally provides to the Company or its subsidiaries in connection with statutory, registration and regulatory filings, were approximately $6,685,000 and $5,724,000, respectively.

Audit-Related Fees

        The Company estimates that the aggregate fees billed by its independent auditor in 2005 and 2004 for professional services rendered in connection with audit-related services such as financial statement audits of employee benefit plans, accounting consultations or audits in connection with acquisitions or divestitures of businesses, consultations concerning financial accounting standards on matters not addressed during the audit, advisory assistance related to Section 404 of the Sarbanes-Oxley Act, and other attest services not required by statute or regulation, were approximately $1,378,000 and $903,000, respectively.

Tax Fees

        The Company estimates that the fees billed by its independent auditor in 2005 and 2004 for professional services rendered in connection with tax services consisting of tax planning and compliance totaled approximately $470,000 (approximately $103,300 of which was for tax compliance and $366,300 of which was for tax consulting and planning) and $307,000 (approximately $65,900 of which was for tax compliance and $241,500 of which was for tax consulting and planning), respectively.

All Other Fees

        The Company paid no fees to its independent auditor in 2005 and 2004 for any other services not described in the three categories listed immediately above.

        The Audit Committee has adopted a policy on auditor independence that calls for the Committee to preapprove any service the Company's primary independent auditor proposes to provide to the Company, its majority-owned subsidiaries, employee benefit plans or affiliates. The policy also calls for the Committee to preapprove any audit service any independent auditor proposes to provide to these entities. The purpose of the policy is to assure that the provision of such services does not impair any auditor's independence. Pursuant to the policy, each quarter Company management presents to the Committee for preapproval a detailed description of each service for which preapproval is sought and a range of fees for each service. The policy accords the Audit Committee Chair authority to preapprove changes to any range of fees applicable to services previously approved by the Audit Committee. The Audit Committee Chair may also preapprove services and a range of fees for those services that arise between regularly scheduled meetings of the Audit Committee. In considering whether to preapprove the provision of non-audit services by the primary independent auditor, the Audit Committee will consider whether the services are compatible with the maintenance of the primary independent auditor's independence. The Audit Committee does not delegate its responsibilities to preapprove services performed by an independent auditor to management.

        The Audit Committee did not approve the services described above under the captions "Audit-Related Fees," "Tax Fees" and "All Other Fees" by utilizing the de minimis exception of SEC Rule 2-01(c)(7)(i)(C).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Except as otherwise indicated below, the following table shows, as of March 9, 2006, beneficial ownership of shares of Common Stock by (i) the only shareholder known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group. Except as otherwise indicated below, each of the individuals named in the table has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares set forth opposite his or her name.

Name	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding
Northern Trust Corporation(2) 50 South LaSalle Street Chicago, Illinois 60675	19,791,241	7%
Betsy J. Bernard	9,349	*
Jocelyn Carter-Miller	9,394	*
Gary E. Costley	9,349	*
David J. Drury(3)	27,214	*
C. Daniel Gelatt(4)	132,198	*
Sandra L. Helton	10,616	*
Charles S. Johnson	11,015	*
William T. Kerr	9,394	*
Richard L. Keyser	11,015	*
Arjun K. Mathrani	6,228	*
Federico F. Peña	10,616	*
Elizabeth E. Tallett	11,015	*
Therese M. Vaughan	0	*
John E. Aschenbrenner	211,867	*
Michael H. Gersie(3)	120,206	*
J. Barry Griswell(3)	685,628	*
James P. McCaughan	242,008	*
Larry D. Zimpleman	203,866	*
All directors and executive officers as a group (25 persons)	2,106,018	*

*
The number of shares represents less than one percent of the number of shares of Common Stock outstanding.

(1)
Includes beneficial ownership of shares which each person named in this table has the right to acquire on or before May 8, 2006 pursuant to previously awarded stock options, restricted stock units, and performance units that, although scheduled to be paid in shares in more than 60 days, would be paid immediately upon termination of service, as follows: Ms. Bernard, 7,820; Ms. Carter-Miller, 9,394; Mr. Costley, 7,820; Mr. Drury, 10,692; Mr. Gelatt, 10,692; Ms. Helton, 7,820; Mr. Johnson, 11,015; Mr. Kerr, 9,394; Mr. Keyser, 11,015; Mr. Mathrani, 6,228; Mr. Peña, 7,820; Ms. Tallett, 11,015; Mr. Aschenbrenner, 206,452; Mr. Gersie, 115,500; Mr. Griswell, 682,923; Mr. McCaughan, 240,604; Mr. Zimpleman, 201,546; and all other executive officers as a group, 359,760.

(2)
The information regarding beneficial ownership by Northern Trust Corporation is based solely on an amended Schedule 13G filed by it with the SEC on February 14, 2006, which provided information as of December 31, 2005. According to the Schedule 13G, Northern Trust has sole voting power with respect to 2,897,874 shares; shared voting power with respect to 16,685,282 shares; sole investment power with respect to 19,317,815 shares; and shared investment power with respect to 451,596 shares. Northern Trust Investments, Inc., a subsidiary of Northern Trust Corporation, serves as portfolio manager of the Principal Life separate account established in connection with the Demutualization. As of December 31, 2005, the Demutualization separate account held 14,945,822 shares of Common Stock.

(3)
Includes the following shares held in the Demutualization separate account for the benefit of each person indicated, as to which none of such persons has voting power: Mr. Drury, 710; Mr. Gersie, 678; and Mr. Griswell, 383.

(4)
Includes 121,506 shares held by The Gelatt Corporation of which Mr. Gelatt is a controlling shareholder, director and executive officer.

        In addition to beneficial ownership of Common Stock, the Company's directors and executive officers also hold different forms of "stock units" that are not reported in the security ownership table but represent additional financial interests that are subject to the same market risk as Common Stock. These units include shares that may be acquired after May 8, 2006 pursuant to previously awarded stock options, restricted stock units, performance share units and non-transferable accounting-entry units such as phantom stock units issued pursuant to Company stock-based compensation and benefit plans. The value of such units is the same as the value of the corresponding number of shares of Common Stock.

        See "Compensation of Directors" for a discussion of the options and restricted stock units granted to non-employee directors under the Directors Stock Plan and the phantom stock units credited to directors who participate in the Company's Deferred Compensation Plan for Non-Employee Directors. See "Executive Compensation — Human Resources Committee Report on Executive Compensation — Compensation Components and Practices — Long-Term Incentives" for a discussion of the performance units credited to officers who defer receipt of awards under the Long-Term Performance Plan and the options and restricted stock units granted under the Stock Incentive Plan. See also "Excess Plan" for a discussion of phantom stock units credited to officers that defer salary into an employer stock fund available under that plan.

        As of March 9, 2006, the directors and executive officers named in the security ownership table hold a pecuniary interest in the following number of units: Ms. Bernard, 1,963; Ms. Carter-Miller, 1,963; Mr. Costley, 8,567; Mr. Drury, 62,092; Mr. Gelatt, 2,895; Ms. Helton, 2,895; Mr. Johnson, 8,048; Mr. Kerr, 4,421; Mr. Keyser, 2,183; Mr. Mathrani, 8,247; Mr. Peña, 746; Ms. Tallett, 3,388; Dr. Vaughan, 767; Mr. Aschenbrenner, 186,174; Mr. Gersie, 132,628; Mr. Griswell, 720,130; Mr. McCaughan, 180,134; and Mr. Zimpleman, 218,102.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange reports of ownership of Company securities and changes in reported ownership. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

        Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2005, the Company's officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), with one exception. Michael H. Gersie, the Company's Executive Vice President and Chief Financial Officer, did not include all of his spouse's holdings in his reports, which were timely filed. Mr. Gersie's spouse, an employee of the Company, participates in employee benefit plans pursuant to which salary can be deferred in Common Stock or securities whose value is derived from the value of Common Stock. In addition, grants of Common Stock or securities whose value is derived from the value of Common Stock can be awarded pursuant to these plans. These indirect holdings, including holdings of securities whose value is derived from the value of Common Stock, were not included in Mr. Gersie's previously filed reports. Seven reports did not include information about ten of Mr. Gersie's spouse's transactions in or grants made pursuant to these plans. Since the discovery of these omissions, all transactions have been included in Mr. Gersie's reports.

EXECUTIVE COMPENSATION

Human Resources Committee Report on Executive Compensation

        This report on executive compensation is submitted by the Human Resources Committee of the Board (the "Committee").

  The Committee and the Board of Directors

        The Committee administers the Company's executive compensation program, and has responsibility for the compensation of the Chief Executive Officer ("CEO") and the other executives of the Company, including those named in the Summary Compensation Table (the "Named Executive Officers"). It also oversees compensation practices that apply to the Company's employees generally.

        The Board has delegated to the Committee the responsibilities described in the Committee's charter on page 10. The Committee informs the Board of its discussions and actions by providing Committee meeting materials to the other directors and by making a report at each regular Board meeting of the items discussed and actions taken. The Committee also seeks input from the other Directors before it assesses the performance of the CEO and makes decisions on his compensation. The Committee regularly meets in executive session without members of management present.

        The Committee has retained an independent compensation consultant ("Consultant") that reports directly to the Committee and does not perform other services for the Company. The Company's human resources department also provides support to the Committee. The Committee derives market data by using a peer group of twelve similarly sized, diversified financial services, insurance and investment companies (the "Peer Group"). Some of these companies, but not all, are included in the S&P Indices, which are reflected on the "Performance Graph" on page 21. The Consultant provides the Committee with an analysis of the Company's performance and executive compensation levels in comparison to companies in this Peer Group, and also provides information on executive compensation trends, best practices and advice for potential improvements to the Company's compensation programs. The Committee periodically reviews the Peer Group and makes changes as it determines appropriate.

        At least once every two years, the Committee reviews the Company's executive compensation program, and such a review occurred in 2005. As a result of this review, most aspects of the current executive compensation program will continue in 2006. Changes are noted below.

  Executive Compensation Philosophy and Components

        The Company's executive compensation program is designed to be flexible and provide a framework to meet Company business objectives and attract and retain highly skilled and dedicated executives.

        Executive compensation includes base salary, annual incentive and long-term incentive. Executives at higher levels receive a larger amount of their pay as variable compensation than those at lower levels.

        Base salary and target incentive award opportunities are generally calibrated to the median of the market. Actual compensation paid will take into consideration both Company and individual performance relative to short-term and long-term financial and strategic goals.

        During 2005, the Committee reviewed the value of each element of executive compensation, including base salary, annual incentive compensation, long-term incentive compensation, qualified pension and non-qualified supplemental executive retirement plans, defined contribution 401(k) and nonqualified excess plans, employee stock purchase plan, and executive perquisites, for each of the CEO and the other executives. The Committee also reviewed the Company's payment obligations under these plans and benefits, under various termination and retirement scenarios.

        The executive compensation program includes the following components:

  (1)    Base Salary

        The Committee uses the same principles to establish the base salaries of the CEO and the other executives as are used to determine the base salaries of other employees. In establishing salary levels for 2005, the Committee considered the nature and scope of each executive's responsibilities, the executive's prior compensation and job performance, internal equity, competitive median salary information for comparable positions, and other relevant factors.

  (2)    Annual Incentive

        The annual incentive is designed to compensate the executives based on financial, operational and strategic achievements for the year, with the individual's personal contribution to the success of the Company being a significant element of the executive's award. At the beginning of each year, the Committee establishes annual incentive target award opportunities. In 2005, target bonus opportunities for the CEO and the other executives ranged from 50% to 250% of base salary.

        The Principal Financial Group, Inc. Annual Incentive Plan (the "Annual Incentive Plan") is an annual, cash-based, pay-for-performance plan that permits the Company to deduct fully for income tax purposes the awards paid under the plan. For 2005, the CEO and the other Named Executive Officers participated in the plan. The Annual Incentive Plan contains a performance measure of two percent of the Company's Operating Income that makes available an annual incentive award pool. That pool establishes the maximum amount that may be paid under the plan for that year.

        The Committee establishes corporate, business unit and individual goals relating to financial, operational and other strategic areas of performance under the Company's broad-based employee annual incentive plan ("PrinPay"). The Committee uses these performance goals, the target bonus opportunities described above, and other factors determined by the Committee to establish the actual awards earned by Named Executive Officers under the Annual Incentive Plan.

        The awards of the CEO and executives with service unit responsibilities are based on corporate and individual goals. The awards of executives with business unit responsibilities also include applicable business unit goals. This combination rewards each executive based on where he or she can make the greatest impact and reflects the Committee's commitment to recognizing the individual's contribution to the overall success of the Company.

        The level of corporate performance is determined by whether a specified level of operating earnings is achieved. The Committee establishes a target level of operating earnings based on expected performance that incorporates a "stretch" component. "Operating earnings" is the non-GAAP financial measure used as the key financial measure in the Company's industry because it best illustrates the performance of a company's normal, ongoing operations, which is important in understanding and evaluating the Company's financial condition and results of operations on a basis comparable to that used by securities analysts. Business unit and individual goals support the achievement of this level of operating earnings and other financial, operational and strategic initiatives and objectives that are critical to the success of the Company.

        At its meeting on February 27, 2006, the Committee determined the amount available for an incentive award pool under the Annual Incentive Plan based on the Company's 2005 financial performance. In determining actual levels of achievement, the following significant factors with regard to the Company's 2005 performance were considered, among others:

  •
  a record level of operating earnings for the seventh consecutive year, up 13% from 2004, reflecting record operating performance in all three operating segments of the Company's business,

  •
  growth in assets under management of $28 billion, and

  •
  an improved return on equity of 150 basis points, reaching 13.8% as of year-end.

        The Committee determined that the level of operating earnings achievement under PrinPay yielded a 152% payout. The Committee concluded that the Company delivered strong financial performance in 2005 in terms of financial results and creating shareholder value for the future. In determining Annual Incentive Plan awards, the Committee took into consideration the amount that would have been earned under the PrinPay plan (had the Named Executive Officers participated in PrinPay) and other relevant factors. The resulting awards for the Named Executive Officers are shown in the Summary Compensation Table, page 22.

  (3)    Long-Term Incentives

        This component provides participants with variable compensation based on the Company's financial performance over several years and changes in the price of Common Stock during the same period. The Company began expensing stock options effective as of January 1, 2002.

        On February 28, 2005, the Committee granted an annual award of non-qualified stock options and restricted stock units to each executive. One-third of the stock options vest on each of the next one-year anniversaries, the first of which occurred on February 28, 2006. The stock options expire on February 28, 2015, and have an exercise price of $39.02, the closing price of the Common Stock on the grant date. The restricted shares vest on the third anniversary of the grant. For the CEO, the Division Presidents and the Executive Vice Presidents, 25% of the total award opportunity was granted in restricted stock units and the remainder in stock options; Senior Vice Presidents received 50% of their long-term incentive opportunity in the form of options, 25% in restricted stock units and the remainder in either form at their choice. If the Senior Vice President selected restricted stock units as part of this 25%, a 20% reduction in value was applied to the portion of the award delivered in restricted stock units to adjust for differences in risk.

        Information on grants made to the Named Executive Officers in 2005 is shown in the Summary Compensation Table. The level of options and restricted stock units granted was determined by considering median levels of equity compensation and the percentage of total compensation that companies in the Peer Group award as equity for comparable positions, as well other factors the Committee found important. Utilizing this information, the Committee set target award opportunities for equity compensation, expressed as a percentage of base salary. Actual grants varied from these targets based on factors such as individual performance and the importance of retaining the executive ("Adjusted Target Award Opportunity"). The actual number of options awarded to an executive is calculated by dividing the present value of one option into the portion of the Adjusted Target Award Opportunity to be granted in options, utilizing the Black-Scholes model (but adjusting for the possibility of forfeitures of options). The actual number of restricted stock units awarded is calculated by dividing the 20-day average stock price immediately preceding the grant date into the portion of the Adjusted Target Award Opportunity to be granted in restricted stock units.

        For 2006, the Committee replaced restricted stock units, which vest based solely on the passage of time, with performance shares. Performance shares are similar to restricted stock units except the number of shares that are earned depends on Company performance as measured against three-year goals set at the beginning of the performance period. The performance shares will be earned and paid in shares of Common Stock if performance requirements are met or exceeded. A return on equity ("ROE") objective (a simple average of the ROE for each of the calendar years ended during the three-year performance period) and an earnings per share ("EPS") objective (the cumulative EPS for the three-year performance period) must be achieved for any of the performance shares to be earned. If the performance requirements are not met, the performance shares will be forfeited. The Committee also put greater emphasis on performance shares than on stock options in the mix of long-term incentive award opportunities.

        Prior to 2004, a portion of long-term incentive awards was provided under the Long-Term Performance Plan. The last award cycle of the plan ended on December 31, 2005.    Awards are paid under the Long-Term Performance Plan if the Company achieves specified performance objectives over 3-year periods. For the 3-year performance period ending in 2005, these measures were cumulative operating earnings for the 3-year period and return on average equity for the third year of the performance cycle. The Long-Term Performance Plan permits adjustments for extraordinary items and events not taken into consideration in establishing the target measures. For the 2003-2005 performance cycle, the Committee approved adjustments in the calculation of the financial measures with respect to extraordinary, one-time favorable events, the divestiture of two major businesses and the Company's issuance of preferred stock in 2005. In approving awards for the 3-year performance period that ended December 31, 2005, the Committee determined that the Company obtained a score of 141.7% by exceeding its financial performance goals for target levels of operating earnings and the year-three return on average equity.

  (4)    Benefits

        The CEO and other Named Executive Officers participate in the Company's broad-based employee benefits program that includes a pension program, a savings and investment plan, group health and disability coverage, group life insurance, a discounted employee stock purchase plan and other benefit plans. The Company also offers non-qualified and supplemental programs that provide equitable value to executives relative to non-executive level employees. Several changes to the broad-based employee retirement program were made for 2006 that affected all employees and similar changes were also made to the corresponding non-qualified and supplemental plans. Those changes are described on page 24. All benefits the Company provides to the CEO and other executives are reviewed at least annually.

Stock Ownership Guidelines

        The Company expects officers at the Vice President level and above to own stock in the Company at the following multiples of base salary: five times for the CEO; three times for Division Presidents and Executive Vice Presidents; two times for Senior Vice Presidents and at the base salary level for Vice Presidents. This level of ownership is expected to be obtained within five years of the officer attaining the relevant job level. Progress towards these stock ownership requirements is reviewed on an annual basis. All of the Named Executive Officers meet these stock ownership guidelines. Common Stock, deferred stock-based unit awards under the Long-Term Performance Plan, interests in Common Stock under the 401(k) Plan, restricted stock units, performance share units earned and paid in stock or deferred, and phantom-stock units under the supplemental non-qualified defined contribution excess plan all qualify towards this ownership requirement.

  CEO Compensation

        Base Salary.    Mr. Griswell's base salary has been $1 million since April 1, 2004. This amount is the minimum base salary established under Mr. Griswell's employment agreement, which was approved by the Human Resources Committee at the time that it was amended and restated in April 2004.

        Annual Incentive.    Mr. Griswell's 2005 bonus opportunities were established by the Committee as 125% for target performance and 250% for maximum performance. In determining the amount to be paid to Mr. Griswell under the Annual Incentive Plan for 2005, the Committee took into account the factors listed above under "Annual Incentive Plan," including the level of achievement under the PrinPay plan. The Committee evaluated Mr. Griswell's performance against both corporate and individual goals, including achievement of quarterly and annual financial objectives related to operating earnings, return on equity, growth and profitability of key businesses; and strategic initiatives related to human resource development, succession planning, and overall leadership of the organization. After evaluation of these and other factors, the Committee established Mr. Griswell's award at $2,100,000.

        Long-Term Incentives.    Based on the relationship of performance results to target levels discussed above, Mr. Griswell received a long-term incentive payment of $2,616,633 relating to the last 3-year performance cycle of the Long-Term Performance Plan which ended December 31, 2005.

        In 2005, Mr. Griswell's total long-term incentive opportunity equaled approximately 600% of his base salary, and Mr. Griswell was awarded 408,235 stock options and 37,519 restricted stock units on February 28, 2005.

        These long-term pay opportunities put a substantial portion of Mr. Griswell's total compensation at risk and are dependent on his effectiveness in helping the Company achieve its financial and strategic business goals. In determining the long-term incentive opportunities and awards for Mr. Griswell, the Committee considers the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs of comparable companies, and the awards given to Mr. Griswell in past years.

        For 2005, 73% of Mr. Griswell's total direct compensation was equity-based and therefore tied to the value of the long-term performance of the Company's Common Stock.

        The Committee also reviewed perquisites and other compensation paid to Mr. Griswell for 2005, and found these amounts to be reasonable.

Succession Planning

        During the year, Mr. Griswell reviewed succession plans for all executive positions with the Committee and the Board.

Change of Control Employment Agreements

        In 2005, the Committee reviewed the design and potential costs of the change of control employment agreements in place for senior executives. As a result of this review and after reviewing the potential costs, the Committee directed the Company to enter into new change of control agreements that after the initial two-year term give the Company the ability to amend the agreements upon 12 months' notice rather than upon 24 months' notice, as is currently provided in most of the agreements. Other changes to the agreements are described on pages 27 through 29.

Policy on Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for annual compensation over $1,000,000 paid to its chief executive officer and four other most highly compensated executive officers. There are exceptions to this deduction limit, including one for certain performance-based compensation. The Committee believes that it is generally in the Company's best interests to comply with section 162(m); however, there may be circumstances in which the Company's interests are best served by maintaining flexibility, whether or not compensation is fully deductible under section 162(m).

William T. Kerr, Chair Gary E. Costley C. Daniel Gelatt Charles S. Johnson

Performance Graph

        The following graph sets forth a comparison of cumulative total return for the Common Stock of the Company ("PFG"), the Standard & Poor's 500 Index ("S&P 500"), and the Standard & Poor's 500 Financials Index ("S&P 500 Financials"), adjusted to assume the reinvestment of dividends, from October 23, 2001 (the first day of trading of the Common Stock following the Company's initial public offering) to December 31, 2005. It assumes $100 invested in each of PFG, the S&P 500 and the S&P 500 Financials.

$250
$225
$200
$175
$150
$125
$100
$75
$50
10/23/01
12/31/01
3/31/02
6/30/02
9/30/02
12/31/02
3/31/03
6/30/03
9/30/03
12/31/03
3/31/04
6/30/04
9/30/04
12/31/04
3/31/05
6/30/05
9/30/05
12/31/05
PFG
S&P 500
S&P 500 Fin

Compensation of Named Executive Officers

        Since the Company's formation in April 2001, none of its officers or other personnel have received any compensation from the Company. All compensation has been paid to such individuals in their capacities as officers of Principal Life.

        The following table sets forth the compensation paid to the Named Executive Officers for services rendered to the Company and its subsidiaries (including Principal Life) during the fiscal years ended December 31, 2005, 2004 and 2003:

Summary Compensation Table

		Annual Compensation						Long Term Compensation
								Awards		Payouts
Name and Principal Position	Year	Salary			Bonus(2)	Other Annual Compensation(3)		Securities Underlying Options	Restricted Stock Units(5)	LTIP Payouts(6)	All Other Compensation(7)
J. Barry Griswell Chairman, President and CEO	2005 2004 2003		$1,000,000 1,038,462 1,000,000	(1)	$2,100,000 1,800,000 1,318,125	$52,512 55,489 43,232	(4) (4) (4)	408,235 339,435 320,555	$1,500,000 1,500,000 0	$2,616,633 499,104 996,531	$83,039 70,697 62,429
John E. Aschenbrenner President, Insurance and Financial Services	2005 2004 2003		$526,154 521,077 465,385	(1)	$794,492 624,511 359,510	$3,120 701 526		108,185 79,345 72,290	$397,481 350,625 0	$649,108 197,627 336,117	$34,520 26,418 23,570
Michael H. Gersie Executive Vice President and Chief Financial Officer	2005 2004 2003		$441,731 441,231 410,769	(1)	$503,573 397,108 323,481	$0 0 0		68,125 50,850 53,620	$250,315 224,700 0	$481,475 179,668 318,886	$25,166 22,941 20,371
James P. McCaughan President, Global Asset Management	2005 2004 2003		$508,077 519,231 500,000	(1)	$2,108,519 1,661,539 1,412,500	$321 470 0		91,955 74,960 80,950	$337,871 331,254 0	$726,870 249,552 0	$65,088 57,952 52,500
Larry D. Zimpleman President, Retirement and Investor Services	2005 2004 2003	$ $	524,231 507,231 436,923	(1)	$796,831 530,310 367,015	$6,315 1,323 1,452		108,185 77,790 72,530	$397,481 343,750 0	$651,265 179,668 219,020	$31,636 26,227 21,292

(1)
Base salary amounts include the impact of 27 bi-weekly pay periods that occurred in 2004. Typically, 26 pay periods occur in any calendar year.

(2)
The amounts shown for each year represent annual incentive compensation awards for that year paid in the following year.

(3)
Except as otherwise noted, amounts shown for 2005 represent the aggregate cost to the Company for all perquisites provided during the year including executive financial planning, executive physical, and amounts reimbursed for payment of taxes with regard to imputed income. Tax reimbursements in 2005 were: Mr. Aschenbrenner, $870; Mr. Gersie, $0; Mr. McCaughan, $321; and Mr. Zimpleman; $1,956. The amounts shown for 2004 and 2003 represent amounts reimbursed for the periods shown for payment of taxes with regard to imputed income.

(4)
Represents amounts reimbursed for payment of taxes with regard to imputed income of $1,878 (2005), $1,749 (2004), and $4,144 (2003). Amounts for personal use of Company aircraft by Mr. Griswell and his family members included in the table represent the aggregate incremental cost to the Company of $45,034 (2005), $42,374 (2004), and $28,220 (2003). Mr. Griswell is responsible for income taxes on the amount of his related imputed income. The Company does not reimburse Mr. Griswell for such taxes.

(5)
The amounts shown represent the dollar value of the restricted stock units based on the 20-day average of the fair market value of a share of Common Stock on the date of grant. The restricted stock units vest on the third anniversary of the grant date and are eligible for dividend equivalents. At December 31, 2005, the number and value of outstanding restricted stock units were: Mr. Griswell, 80,875 units, including 1,620 dividend equivalents, $3,835,885; Mr. Aschenbrenner, 20,092 units, including 394 dividend equivalents, $952,977; Mr. Gersie, 12,764 units, including 251 dividend equivalents, $605,383; Mr. McCaughan, 18,028 units, including 360 dividend equivalents, $855,051; and Mr. Zimpleman, 19,896 units, including 389 dividend equivalents, $943,655.

(6)
The amounts shown for each year represent the long-term incentive plan awards earned in respect of the performance period ending in such year under the Company's Long-Term Performance Plan.

(7)
Except as otherwise noted, the amounts shown for each executive officer named above include the total of the Company's contributions to the 401(k) Plan in which all Company employees are generally eligible to participate, and contributions to the Company's Excess Plan, a non-qualified 401(k) retirement plan, which provides for salary deferral above the IRS compensation and deferral limits. For the year ending December 31, 2005, the Company's contributions to the 401(k) Plan were as follows: Mr. Griswell, $5,585; Mr. Aschenbrenner, $2,449; Mr. Gersie, $5,250; Mr. McCaughan, $5,250; and Mr. Zimpleman, $3,249. The Company's contributions to the Excess Plan for that year were as follows: Mr. Griswell, $77,454; Mr. Aschenbrenner, $32,071; Mr. Gersie, $19,916; Mr. McCaughan, $59,838; and Mr. Zimpleman, $28,387.

        The following amounts are not reflected in the Summary Compensation Table:

        The Board of Directors has provided that Principal Life will match Mr. Griswell's personal charitable gifts to institutions of higher learning and eligible section 501(c)(3) organizations. For 2005, the Board provided that Principal Life would match such personal gifts, on a two-to-one basis, up to an annual aggregate limit of $100,000. Mr. Griswell derives no financial benefits from this program since all charitable contribution tax deductions for the Principal Life matching gifts accrue solely to Principal Life.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of securities underlying Options/SARs granted(#)	Percent of total Options/SARs granted to employees in fiscal year(1)			Grant Date Value
Name			Exercise or base price ($/Sh)(2)	Expiration date(3)	Grant date present value $(4)
J. Barry Griswell, Chairman, President and CEO	408,235	15.2%	$39.02	02/28/2015	$3,743,515
John E. Aschenbrenner, President, Insurance and Financial Services	108,185	4.0%	$39.02	02/28/2015	$992,056
Michael H. Gersie, Executive Vice President and Chief Financial Officer	68,125	2.5%	$39.02	02/28/2015	$624,706
James P. McCaughan, President, Global Asset Management	91,955	3.4%	$39.02	02/28/2015	$843,227
Larry D. Zimpleman, President, Retirement and Investor Services	108,185	4.0%	$39.02	02/28/2015	$992,056

(1)
Total options/SARs granted to employees during the fiscal year were 2,690,896.

(2)
The per-share option exercise price equals the closing price of the Common Stock on the date of grant.

(3)
Options granted to the Named Executive Officers under the Stock Incentive Plan vest ratably over three years, are exercisable for ten years after the date of grant and are generally subject to the optionee's continued service with the Company and its subsidiaries. Unvested options terminate upon termination of service, except in the event of such participant's death, disability or approved retirement. In the event of a participant's death, disability or approved retirement, options granted to the participant become immediately exercisable by the participant, or participant's beneficiary, if applicable, and may be exercised at any time prior to the earlier of the expiration of the remaining term of the option or three years from the date of death or termination of employment due to disability, as applicable. The Board amended the Stock Incentive Plan effective January 1, 2004 and January 1, 2005 to provide that upon approved retirement, options may be exercised for up to five and ten years, respectively, from approved retirement or until the options expire, whichever is shorter. The vesting and exercisability of the options may also accelerate upon the occurrence of a change of control (as defined below with respect to the change of control agreements described under the heading "Employment Agreements"), unless the options are honored or assumed on terms intended to preserve the value of the option for the optionee (including acceleration of vesting upon an involuntary termination following a change of control).

(4)
The amounts are based on the Black-Scholes option pricing model. Material assumptions incorporated into this model in estimating the value of the options are consistent with those required by Statement of Financial Accounting Standards No. 123 (Accounting for Stock-Based Compensation) and include the following:

a.
Exercise price based on 100% of the fair market value of the shares on the date of grant.

b.
Expected option term before exercise of six (6) years.

c.
Interest rate of 4.09%.

d.
Volatility of 19.14% based on a combination of Company and peer group volatility.

e.
Dividend yield of 1.41%.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of securities underlying unexercised options/SARs at fiscal year end(#)	Value of unexercised in-the-money(1) options/SARs at fiscal year end($)(2)
Name	Shares acquired on exercise(#)	Value Realized($)	Exercisable/ unexercisable	Exercisable/ unexercisable
J. Barry Griswell, Chairman, President and CEO	158,060	$3,529,225	326,848/741,377	$5,503,445/8,073,945
John E. Aschenbrenner, President, Insurance and Financial Services	0	0	119,846/185,179	$2,153,319/1,977,146
Michael H. Gersie, Executive Vice President and Chief Financial Officer	41,095	$845,702	52,696/119,899	$898,569/1,305,216
James P. McCaughan, President, Global Asset Management	0	0	157,982/168,913	$2,926,507/1,865,454
Larry D. Zimpleman, President, Retirement and Investor Services	0	0	115,378/184,222	$2,068,737/1,967,193

(1)
"In-the-Money" options are options whose base (or exercise) price was less than the market price of Common Stock at December 31, 2005.

(2)
Assuming a stock price of $47.43 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange-Composite Transactions on December 31, 2005.

Retirement Plan Information

        Principal Life maintains a qualified defined benefit retirement plan and a nonqualified supplemental pension plan (i.e., a supplemental executive retirement plan for employees, or SERP). Effective January 1, 2002, the Company amended the qualified defined benefit plan to include a cash balance pension formula applicable to all new employees on and after that date. Employees whose service commenced prior to January 1, 2002 will receive, upon retirement, the greater of the traditional benefit formula in effect before that date or the benefit provided by the cash balance formula. Effective January 1, 2006, the Company made several changes to the broad-based employee retirement program that affected all employees, and similar changes were also made to the corresponding nonqualified and supplemental plans. Employees who reached age 47 or older with at least ten years of service on December 31, 2005, had the right to elect to retain the prior benefit provisions under the qualified defined benefit retirement plan and the SERP and forego receipt of the additional benefits offered by amendments to the Company's qualified and nonqualified 401(k) plans. The employees who elected to retain the prior benefit provisions are referred to as "Grandfathered Choice Participants."

        The prior traditional benefit formula, which applies to Grandfathered Choice Participants, is integrated with the Social Security Covered Compensation Table using a base benefit of 39.2% and an excess benefit of 61.25%, both applied to average compensation. Benefits have a cost of living adjustment applied after retirement. The current traditional benefit formula, which applies to all other employees, is integrated with the Social Security Covered Compensation Table using a base benefit of 35% and an excess of 55%, both applied to average compensation. Only benefits accrued prior to January 1, 2006, have a cost of living adjustment applied after retirement. Average compensation is based on the highest 5 consecutive years out of the past 10 years of pay, where pay is based on each executive's salary and bonus under the annual incentive plan applicable to the executive.

        The cash balance benefit formula provides a hypothetical account balance that increases each year with a pay and interest credit. The prior cash balance pay credit, which applies to Grandfathered Choice Participants, ranges from 6-21% of the executive's pay, based upon the executive's age and service with the Company, and is integrated with the Social Security Taxable Wage Base. The current cash balance pay credit, which applies to all other employees, ranges from 4.5-10.5% of the executive's pay, based on the executive's age and service with the Company, and is integrated with the Social Security Taxable Wage Base. Pay is the executive's salary and bonus under the annual incentive plan applicable to the executive. The interest credit is based on an index with a 5% minimum.

        The SERP provides for supplemental pension benefits in excess of the compensation and benefit limits imposed by the Internal Revenue Service on qualified plans. The SERP benefit formula for employees hired prior to January 1, 2002 who are also Grandfathered Choice Participants is the greater of:

  a)
  65% of the employee's average compensation, offset by the benefits received from Social Security and the qualified pension plan; or

  b)
  the prior traditional or cash balance pension plan benefit (whichever is greater) without regard to the Internal Revenue Service compensation and benefit limits, offset by the benefit that can be provided under the qualified pension plan.

        Benefits have a cost of living adjustment applied after retirement. The SERP benefit formula for all other employees hired prior to January 1, 2002, is the greater of the current traditional benefit formula or current cash balance formula, without regard to the Internal Revenue Service compensation and benefit limits, offset by the benefit that can be provided under the qualified pension plan. Only benefits accrued prior to January 1, 2006, have a cost of living adjustment applied after retirement. The SERP benefit formula for employees hired after January 1, 2002 is the cash balance benefit without regard to the Internal Revenue Service compensation and benefit limits, offset by the benefit that can be provided under the qualified pension plan.

        Messrs. Griswell, Aschenbrenner, Gersie, and Zimpleman were hired prior to January 1, 2002 and are therefore covered by the greater of the traditional benefit formula or the cash balance formula, and are also Grandfathered Choice Participants. Mr. McCaughan was hired after January 1, 2002 and receives the cash balance benefit. The compensation amounts with respect to 2004 are shown under the "salary" and "bonus" columns opposite the names of these executives in the Summary Compensation Table above.

        The years of service of each of the named executives for eligibility and benefit purposes as of December 31, 2005, were as follows: Mr. Griswell, 18 years; Mr. Aschenbrenner, 34 years; Mr. Gersie, 36 years; Mr. McCaughan, 4 years; and Mr. Zimpleman, 33 years.

        The table below indicates the estimated maximum annual retirement benefits that a hypothetical Grandfathered Choice Participant would be entitled to receive under the combined retirement plans. This table applies to Messrs. Griswell, Aschenbrenner, Gersie and Zimpleman (unless they would realize greater benefits under the cash balance formula). These benefits are computed on a straight-life annuity basis, age 65 retirement, reduction of an annual social security benefit of $22,488 (maximum allowed in 2005), and the number of credited years of service and average final compensation equal to the amounts indicated. A participant whose maximum credited years of service exceed 35 years upon retirement at age 65 will be entitled to benefits substantially comparable to the benefits available to a participant whose credited years of service equal 35 years upon retirement at age 65.

Pension Plan Table
Traditional Formula

	Years of Service
Remuneration
	10	15	20	25	30	35
$ 800,000.00	$142,146	$213,219	$284,293	$355,366	$426,439	$497,512
$ 900,000.00	$160,718	$241,077	$321,435	$401,794	$482,153	$562,512
$1,000,000.00	$179,289	$268,934	$358,578	$448,223	$537,867	$627,512
$1,100,000.00	$197,861	$296,791	$395,721	$494,651	$593,582	$692,512
$1,200,000.00	$216,432	$324,648	$432,864	$541,080	$649,296	$757,512
$1,300,000.00	$235,003	$352,505	$470,007	$587,509	$705,010	$822,512
$1,400,000.00	$253,575	$380,362	$507,150	$633,937	$760,725	$887,512
$1,500,000.00	$272,146	$408,219	$544,293	$680,366	$816,439	$952,512
$1,600,000.00	$290,718	$436,077	$581,435	$726,794	$872,153	$1,017,512
$1,700,000.00	$309,289	$463,934	$618,578	$773,223	$927,867	$1,082,512
$1,800,000.00	$327,861	$491,791	$655,721	$819,651	$983,582	$1,147,512
$1,900,000.00	$346,432	$519,648	$692,864	$866,080	$1,039,296	$1,212,512
$2,000,000.00	$365,003	$547,505	$730,007	$912,509	$1,095,010	$1,277,512
$2,100,000.00	$383,575	$575,362	$767,150	$958,937	$1,150,725	$1,342,512
$2,200,000.00	$402,146	$603,219	$804,293	$1,005,366	$1,206,439	$1,407,512
$2,300,000.00	$420,718	$631,077	$841,435	$1,051,794	$1,262,153	$1,472,512
$2,400,000.00	$439,289	$658,934	$878,578	$1,098,223	$1,317,867	$1,537,512
$2,500,000.00	$457,861	$686,791	$915,721	$1,144,651	$1,373,582	$1,602,512
$2,600,000.00	$476,432	$714,648	$952,864	$1,191,080	$1,429,296	$1,667,512
$2,700,000.00	$495,003	$742,505	$990,007	$1,237,509	$1,485,010	$1,732,512
$2,800,000.00	$513,575	$770,362	$1,027,150	$1,283,937	$1,540,725	$1,797,512
$2,900,000.00	$532,146	$798,219	$1,064,293	$1,330,366	$1,596,439	$1,862,512
$3,000,000.00	$550,718	$826,077	$1,101,435	$1,376,794	$1,652,153	$1,927,512
$3,100,000.00	$569,289	$853,934	$1,138,578	$1,423,223	$1,707,867	$1,992,512
$3,200,000.00	$587,861	$881,791	$1,175,721	$1,469,651	$1,763,582	$2,057,512
$3,300,000.00	$606,432	$909,648	$1,212,864	$1,516,080	$1,819,296	$2,122,512
$3,400,000.00	$625,003	$937,505	$1,250,007	$1,562,509	$1,875,010	$2,187,512

        The cash balance formula applies to employees hired on or after January 1, 2002. The projected annual lifetime annuity amount under the cash balance formula for Mr. McCaughan is $77,727. This projects the December 31, 2005 account balance to age 65 using the minimum interest rates and actuarial equivalent conversion factors as outlined in the plan.

        Company assets are set aside in a rabbi trust to provide SERP benefits, but the SERP is considered unfunded and is not subject to the fiduciary requirements of ERISA. The assets of the trust will remain available to other creditors of the Company in the event of insolvency. The executives have no claim to any trust fund assets. Benefits are payable from the trust upon retirement from the Company. The earliest retirement eligible age is 57 with 10 years of service.

Excess Plan

        Principal Life maintains a qualified and nonqualified 401(k) retirement plan. The qualified 401(k) plan allows for 1-15% deferral of base compensation and 1-100% deferral of awards under the Annual Incentive Plan, PrinPay Plan or other annual incentive plan applicable to the executive, up to the deferral and compensation limits imposed by the Internal Revenue Service on qualified plans. The Company provides matching contributions, in cash, of 50% of deferrals, with a maximum deferral of 6% being matched for Grandfathered Choice Participants. The Company provides matching contributions, in cash, of 75% of deferrals, with a maximum deferral of 8% being matched, for all other employees. Twenty investment options (consisting of Principal Life Insurance Company separate accounts, as well as the Company's Common Stock) are available in which plan participants can direct their investments. Distributions from the plan are allowed at various occurrences, including termination of employment (applicable IRS early withdrawal penalties may apply), death, disability, and retirement; in the event of a financial hardship; and on or after age 59 1/2 with five years of service.

        The nonqualified 401(k) retirement plan (referred to as the Excess Plan) provides for additional deferral of compensation in excess of the deferral and compensation limits imposed by the Internal Revenue Service on qualified plans. The Excess Plan allows for 1-15% deferral of base compensation and 1-100% deferral of awards under the Annual Incentive Plan, PrinPay Plan or other annual incentive plan applicable to the executive, without regard to the deferral and compensation limits imposed by the Internal Revenue Service on qualified plans. The Company provides matching contributions, in cash, of 50% of deferrals, with a maximum deferral of 6% being matched for Grandfathered Choice Participants. The Company provides matching contributions, in cash, of 75% of deferrals, with a maximum deferral of 8% being matched, for all other employees. Nineteen investment options (consisting of Principal Investors Funds mutual funds, and an option tracking the performance of the Common Stock) are available in which plan participants can direct their investments. Distributions from the plan are allowed at various occurrences, including termination of employment, death and disability; and in the event of an unforeseeable emergency.

        Assets are set aside in a rabbi trust to provide the Excess Plan account values, but the Excess Plan is considered unfunded and is not subject to the fiduciary requirements of ERISA. The assets of the trust will remain available to general creditors of Principal Life in the event of insolvency. The executives have no claim to any trust fund assets.

Employment Agreements

        The Company has entered into an employment agreement dated April 1, 2004 with J. Barry Griswell pursuant to which Mr. Griswell serves as the Company's Chairman, President and Chief Executive Officer. The employment agreement has an initial term through March 31, 2007, but starting on April 1, 2005, the term of the agreement is automatically extended for additional two-year terms unless either Mr. Griswell or the Company notifies the other of the intention not to extend the agreement. Under this agreement, Mr. Griswell's annual salary was established at $1,000,000, but may be periodically adjusted in accordance with the Company's regular policy, and Mr. Griswell participates in the Company's annual and long-term incentive compensation plans and qualified and non-qualified savings and retirement plans.

        Mr. Griswell's employment agreement also provides that Mr. Griswell will be entitled to certain severance benefits in the event that his employment terminates under certain circumstances prior to a change of control. (The terms and conditions of Mr. Griswell's continued employment and the severance and other termination benefits payable to him in respect of certain terminations of employment during the two year period following a change of control are governed by the change of control agreements described below, and his employment agreement will be suspended during any period during which the change of control agreement applies to determine his employment rights.) The non-change of control severance and termination benefits payable under the employment agreement prior to a change of control are substantially similar to the severance benefits to which Mr. Griswell would be entitled pursuant to the "change of control" agreement described below.

        On March 14, 2002, the Company agreed to hire James P. McCaughan as Executive Vice President and Global Head of Asset Management of Principal Life. Mr. McCaughan's base salary was established at $500,000. Mr. McCaughan participates in the Company's annual and long-term incentive compensation plans and qualified and non-qualified savings and retirement plans. Mr. McCaughan's target award opportunities under the PrinPay Plan or Annual Incentive Plan, as applicable, the Long-Term Performance Plan and the Stock Incentive Plan are set at 250%, 50% and 200% of his base salary, respectively.

        Should Mr. McCaughan's employment be terminated without "cause," as that term is defined in the change of control agreement described below, the Company has agreed to pay him one year's base salary, and an amount equal to the amount that would have been payable to him as an annual incentive in the year of termination assuming that he were a participant in PrinPay and payment were made thereunder at 100% of all relevant targets and any other accrued entitlements in accordance with the terms of the relevant plan.

        The Company has entered into "change of control" employment agreements with Mr. Griswell and each of the other Named Executive Officers. Each such officer executed a new change of control agreement, effective as of February 28, 2006, to simplify and clarify the terms and operation of such agreement and otherwise conform to changes in best practices for such arrangements. The revised agreements generally have a term of two years and will automatically renew for successive one-year periods unless and until the Company provides a notice to a covered executive electing not to so extend the term. However, if at any time during the term of these arrangements, there shall occur a "pre-change of control event" or a "change of control" (in either case as defined in such agreements and described below), the term of the agreements will generally extend until the second anniversary of a change of control (and regardless of whether a notice of non-renewal shall have been delivered prior to the occurrence of either such event).

        While these agreements will not have any effect unless and until a change of control occurs (and, at that time, the covered executive has been continuously employed by the Company or one of its affiliates from the date as of which the agreement was entered into), the severance and other termination benefits provided under such agreements will be available to a covered executive if his or her employment is terminated following or in connection with a pre-change of control event, if any third party requests or otherwise causes the termination of executive's employment or an adverse change in the terms and conditions of the executive's employment with the Company or its affiliate. This result is effected under the agreements by deeming such termination or change in employment conditions or terms to have occurred immediately following the date on which a change in control occurs (rather than at the time it actually occurs). For this purpose, a pre-change of control event will mean any one or more of the following events:

  •
  the commencement of a tender offer that would, if completed, result in a third party owning 40% of our voting securities;

  •
  the commencement by a person other than the Company of a proxy solicitation or contest for the election of one or more members of the Company's Board;

  •
  an agreement is entered into that, if consummated, would result in change of control; or

  •
  any other event, transaction or occurrence that our Board declares to be a pre-change of control event.

        The purpose of these agreements is to assure each covered executive that, following a change of control, he or she will be permitted to continue in our employment on substantially comparable terms and conditions of employment and with substantially comparable compensation and benefits as were applicable to the executive prior to the occurrence of such event. To that end, in the event of a change of control, these agreements:

  •
  mandate that the executive receive specified levels of salary, annual incentive compensation and benefits for a period of not less than two years following the occurrence of a change of control; and

  •
  provided that, the successor to our business or its parent (the "Successor") agrees to issue its equity in substitution of awards of our equity, (i) all of the covered executive's outstanding stock options or stock appreciation rights and any time-vesting outstanding equity or equity-based awards shall continue in effect in accordance with their terms (but, where appropriate, converted into equity or equity-based awards of a similar type and nature related to the common stock of the Successor) and (ii) any other outstanding performance-based equity awards (other than stock options or stock appreciation rights) will be converted into time vesting restricted stock or restricted stock units for our stock (or the stock of the Successor), based on actual performance through the change of control date projected out to the end of the corresponding performance period. If and to the extent that a conversion into the Successor's equity is necessary or appropriate, and the Successor does not agree to such substitution, then any such awards that are not so converted will become fully vested, exercisable and/or distributable upon the date of the change of control. In addition, unless the Human Resources Committee (as constituted immediately prior to the change of control) determines that no such awards will be settled in cash, the covered executive will receive the value of such awards in cash; and

  •
  will vest the covered executive in all benefits previously accrued under any deferred compensation plan that is not qualified under Section 401(a) of the Internal Revenue Code; and

  •
  assure each executive of receiving a specified level of severance and other termination benefits in the event that his or her employment is terminated without "cause" or by the executive voluntarily for "good reason." A termination by his or her employer without cause or by the executive for good reason is hereafter called a "qualifying termination."

        For this purpose, "good reason" means adverse changes in the terms and conditions of the executive's employment, including:

  •
  any failure to pay the executive's base salary or any required increase in salary;

  •
  any failure to pay the executive's annual bonus or any reduction in the executive's annual bonus opportunity;

  •
  any material adverse change in the executive's position (including offices, titles or reporting requirements, but not reporting responsibilities), authority or duties under the agreement; or

  •
  any material reduction in the executive's aggregate compensation and benefits; or

  •
  relocation of the executive to any office or location other than the location at which the executive worked prior to the change of control.

        The benefits to be paid or provided under the agreements upon a qualifying termination include:

  •
  a lump sum severance benefit equal to three times the sum of the executive's annual base salary and target annual bonus for the CEO, Division President and Executive Vice President positions;

  •
  the immediate vesting of all stock options, stock appreciation rights and all shares of restricted stock, performance shares, restricted stock units, deferred stock units and similar awards then held by the covered executive, and regardless of whether such awards would otherwise vest based upon the passage of time and the continued performance of services, or upon the achievement of specified performance criteria.

  •
  a pro-rated annual bonus for the year of termination, minus, in each case, the amount, if any, paid in respect of such annual or long-term incentive plan at the time of the change of control;

  •
  an increase in the retirement benefits the executive would have accrued had he or she become fully vested in all such previously-unvested benefits, accrued three additional years of service and received the lump-sum severance benefits described above, excluding the long-term incentive plan bonuses, as covered compensation during such assumed additional years of service;

  •
  an additional payment to offset any excise tax imposed under section 4999 of the Internal Revenue Code, but only if the after-tax amount of the additional payment would exceed 10% of the after-tax benefits the executive would receive if the executive's benefits were limited to an amount such that the payments would not be subject to the excise tax; and

  •
  the reimbursement for legal fees and other related expenses required to secure, preserve or obtain benefits under the agreements.

        In addition, until the third anniversary of the date of the executive's termination or such later date as any plan may specify (or such shorter period necessary for such benefits not to be treated as deferred compensation under Section 409A of the Internal Revenue Code), each covered executive and his or her family will receive welfare benefits (including accidental death and dismemberment, dental, medical, vision and group-term life insurance) which are at least as favorable as the most favorable programs at the same costs applicable to peer executives and their families who are actively employed after such termination date.

        Pursuant to the terms of these change of control agreements, Mr. Griswell has agreed that for three years, and the other Named Executive Officers have agreed that for one year, following a termination of employment that results in the executive receiving the severance benefits described above, the executive will not engage or participate in, or become employed by or serve as a director of or consultant to, a competing business; nor will the executive solicit employees or customers, or interfere with the Company's relationship with its employees or customers.

        For purposes of these agreements, a change of control will mean any one or more of the following events:

  •
  any person becoming the beneficial owner of 40% or more of the Common Stock;

  •
  the individuals then serving as members of the Board who were members of the Board as of the date of the agreements cease for any reason to constitute at least a majority of the Board, provided that, for this purpose, any subsequently-appointed or elected member of the Board whose election or nomination for election (unless such election, nomination or appointment was in connection with an actual or threatened proxy contest) was approved by a vote or written consent of at least a majority of the incumbent directors then in office and the directors elected or nominated in a manner consistent with the conditions of this provision shall be treated as an incumbent director; or

  •
  the consummation of a merger, reorganization, consolidation or similar transaction other than a transaction immediately following which the shareholders of the Company continue to own more than 60% of the voting securities of the surviving corporation or its ultimate parent corporation; or

  •
  approval by the shareholders of the Company of a plan or agreement for the sale or other disposition of all or substantially all of its consolidated assets or a plan of liquidation.

ANNUAL REPORT ON FORM 10-K

        Shareholders may obtain without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2005, by calling 800-986-3343, select option 4 twice; by downloading the report from the Investor Relations section of the Company's Internet site at www.principal.com; or by writing to the Company's Investor Relations Department, Principal Financial Group, 711 High Street, Des Moines, Iowa, 50392-0420, Attention: Lorna Wieskamp.

OTHER MATTERS

        Management is not aware that any matters other than those set forth herein will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto according to their best judgment in the interests of the Company.

DELIVERY OF DOCUMENTS

Householding of Materials

        Pursuant to a notice sent by the Company to its eligible shareholders in 2002, 2005 and 2006, the Company is sending only one copy of this proxy statement and the Annual Report to those households in which multiple shareholders share the same address unless the Company has received instructions from a shareholder requesting receipt of separate copies of these materials. If you are a shareholder of the Company who shares the same address as other shareholders of the Company and would like to receive a separate copy of this proxy statement or the Annual Report, please call 800-986-3343, select option 4 twice, or write to the Company's Investor Relations Department, Principal Financial Group, 711 High Street, Des Moines, Iowa, 50392-0420. Indicate which materials you want and the address to which they should be mailed. If you share the same address as multiple shareholders and would like the Company to send only one copy of future proxy statements, information statements and annual reports, please contact Computershare Investor Services, LLC at 866-781-1368, or write to them at P.O. Box A3504, Chicago, IL 60690-3504.

Electronic Delivery of Future Annual Meeting Materials

        The Company is offering its shareholders the opportunity to consent to receive future proxy materials and annual reports electronically. Electronic delivery saves the Company a significant portion of the costs associated with printing and mailing annual meeting materials, and the Company hopes that shareholders find this service convenient and useful. You may consent to receive future proxy materials and/or annual reports electronically via e-mail at www.computershare.com. The Company may choose to send one or more items to you in paper form despite your consent to access them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.computershare.com. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic access of the proxy materials and annual report.

SHAREHOLDER PROPOSALS FOR 2007 MEETING

        In order for shareholder proposals for the 2007 annual meeting of shareholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Company at its principal office in Des Moines, Iowa, no later than December 1, 2006. In addition, all proposals for inclusion in the proxy statement must comply with all of the requirements of SEC Rule 14a-8 under the Exchange Act. In addition, a proposal may not be presented at the 2007 annual meeting and no persons may be nominated for election to the Board at that meeting unless the Company receives notice of the proposal or nomination between January 16, 2007 and February 14, 2007. Your notice should be addressed to Joyce N. Hoffman, Senior Vice President and Corporate Secretary, Principal Financial Group, 711 High Street, Des Moines, Iowa 50392-0300. Your notice must comply with certain other requirements set forth in the Company's By-Laws, a copy of which may be obtained from the Corporate Secretary of the Company.

March 31, 2006

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF PRINCIPAL FINANCIAL GROUP, INC.

        The Audit Committee is appointed by the Board to monitor (1) the integrity of the financial reporting processes and systems of internal accounting and financial controls of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the qualifications and independence of the Company's primary independent auditor, and (4) the performance of the Company's internal and primary independent auditors. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement. It is the responsibility of the Audit Committee to maintain free and open communications between the Audit Committee, independent and internal auditors, management and the Board of Directors.

        The members of the Audit Committee shall meet the composition, independence and financial expertise requirements of the New York Stock Exchange Listing Standards and Section 10A of the Securities Exchange Act of 1934, and the rules promulgated thereunder. The members and the chairperson of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. In the absence of the chairperson, the chairperson of the Board may appoint an acting chairperson of the Audit Committee.

        The Audit Committee shall be directly responsible for the appointment, termination, compensation and oversight of all of the work the Company's primary independent auditor performs for the Company, whether audit, audit related, tax or other, and have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or primary independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

        The Audit Committee shall meet not less than four times per year and shall make regular reports to the Board addressing such matters as the quality and integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements and the performance of the independent and internal auditors. Director's fees (including equity grants) are the only compensation that an Audit Committee member may receive from the Company.

        The Audit Committee shall:

          1.     Annually evaluate Committee performance and compliance with this Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Publish this Charter at least every three years in accordance with SEC regulations.

          2.     Review the annual audited and quarterly financial statements with management and the primary independent auditor, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Committee shall make a recommendation to the Board as to whether the annual audited financial statements should be included in the Company's Annual Report on Form 10-K.

          3.     Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, it being understood that such discussions may, in the discretion of the Committee, be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made).

          4.     Receive timely reports from the Company's primary independent auditor of (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within generally accepted accounting principles for policies and procedures relating to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the auditors; and (3) other material written communications between the primary independent auditor and management.

          5.     Review an analysis prepared by management and the primary independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

          6.     Review with the primary independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

          7.     In consultation with management, the primary independent auditor and internal auditors, consider the integrity of the Company's financial reporting processes and controls. Review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          8.     Review major changes to the Company's auditing and accounting principles and practices as suggested by the primary independent auditor, internal auditor or management.

          9.     Review annually the effect of regulatory and accounting initiatives on the Company's financial statements.

          10.   Review annually the effect of off-balance sheet structures, if any, on the Company's financial statements.

          11.   Appoint the primary independent auditor and approve all audit engagement fees and terms with the primary independent auditor, which firm shall be selected by and is directly accountable to the Audit Committee. The Audit Committee is directly responsible for the oversight of the primary independent auditor.

          12.   Assure the regular rotation of the lead audit partner, the concurring partner and other audit partners of the primary independent auditor engaged in the annual audit, to the extent required by law.

          13.   Evaluate the performance of the primary independent auditor and, if so determined by the Audit Committee, replace the primary independent auditor.

          14.   Pre-approve all engagements and compensation to be paid to the primary independent auditor consistent with the Principal Financial Group, Inc. Policy on Auditor Independence. The pre-approval of engagements may be delegated to a single member of the Audit Committee.

          15.   Receive periodic written reports from the primary independent auditor delineating all relationships between the auditor and the Company; discuss such reports with the auditor on an annual basis, and if so determined by the Audit Committee, take appropriate action to satisfy itself of the independence of the auditor.

          16.   At least annually review the independent auditor's internal quality control procedures; and review any material issues raised by the most recent internal quality control review, or peer review of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

          17.   Review the primary independent auditor's audit plan and discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

          18.   Discuss with the primary independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 or other applicable authority relating to the conduct of the audit.

          19.   Review the appointment, performance and replacement of the senior internal auditing executive. The Audit Committee is directly responsible for the oversight of the internal auditor.

          20.   Review the significant issues reported to management prepared by the internal auditing department and management's responses. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

          21.   Annually, or as may be more frequently needed, review the budget, plan, changes in plan, activities, organization structure and qualification of the internal audit department.

          22.   Obtain reports from management, the Company's senior internal auditing executive, chief compliance officer and the primary independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Statement of Business Practices.

          23.   Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          24.   Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Statement of Business Practices.

          25.   Review with the Company's counsel any legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

          26.   Review the Company's policies with respect to risk assessment and risk management.

          27.   Set clear hiring policies for employees or former employees of the primary independent auditor.

          28.   Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Review the complaints received and handling of such complaints.

          29.   Review personal loans the Company has to directors and executive officers.

          30.   Meet at least annually with the senior internal auditing executive, the chief compliance officer, the general counsel, the primary independent auditor, and management in separate executive sessions.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the primary independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the primary independent auditor or to assure compliance with laws and regulations and the Company's Statement of Business Practices.

Last Amended March 1, 2005

Annual Meeting Admission Ticket
2006 Annual Meeting of
Principal Financial Group, Inc. Shareholders

Tuesday, May 16, 2006, 9:00 a.m. Local Time
Auditorium
711 High Street, Des Moines, Iowa

Upon arrival, please present this
admission ticket and photo identification
at the registration desk.

You do not need to attend the
Annual Meeting to vote.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

Annual Meeting Proxy Card

☐	Please mark this box with an X if your address has changed and print the new address below.

This proxy is solicited on behalf of the Board of Directors of Principal Financial Group, Inc. for the annual meeting of shareholders to be held at 9:00 a.m. local time, May 16, 2006, in the auditorium at the corporate headquarters.

The undersigned shareholder(s) hereby appoint(s) Michael H. Gersie, Joyce N. Hoffman and Karen E. Shaff, and each of them, proxies with full power of substitution, to vote all shares of Principal Financial Group, Inc. common stock held in the name of the shareholder(s) at the 2006 annual meeting of shareholders and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated below. If no directions are given, the proxies will vote for the election of all listed nominees and in accordance with the Board of Directors recommendations on the matters listed below, and at their discretion, on any other matter that may properly come before the meeting. This proxy will be voted as directed, or if no direction is indicated, will be voted in accordance with the Board of Directors recommendations.

SEE REVERSE SIDE FOR IMPORTANT INFORMATION ABOUT VOTING BY INTERNET OR TELEPHONE AND RECEIVING PROXY MATERIALS ELECTRONICALLY.

A Election of Directors			B Proposal
1. The Board of Directors recommends a vote FOR the listed nominees.			The Board of Directors recommends a vote FOR the following proposals.
01—J. Barry Griswell	For ☐	Withhold ☐	2. Ratification of Auditors	For ☐	Against ☐	Abstain ☐
02—Richard L. Keyser	For ☐	Withhold ☐
03—Arjun K. Mathrani	For ☐	Withhold ☐	Mark this box if you plan to attend the Annual Meeting. ☐
04—Elizabeth E. Tallett	For ☐	Withhold ☐
05—Therese M. Vaughan	For ☐	Withhold ☐

C    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Note: please sign as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

V	View and Maintain Your Principal Financial Group, Inc. Stock Account Via Computershare's Investor Centre at www.computershare.com

Full transactional access for Investor Centre members—Register as a member by following the 4-step process at www.computershare.com. After you register, you will receive an authorization code in the mail with instructions on how to access your account. When you log into your account with your authorization code you will be able to:

• Change your address	• View instructions on transferring shares and
• Certify your taxpayer identification number	download various standard forms
• Retrieve duplicate tax forms	• Access stock quotes and price history
• Consent to e-delivery of proxy material	• Sell your book-entry shares

View-only access for Investor Centre non-members—Enter your Holder Account Number, zip code and the ticker symbol, PFG, to view your account details.

+  Receive Proxy Materials Electronically
Electronic delivery saves the Principal Financial Group a significant portion of the costs associated with printing and mailing annual meeting materials, and we encourage shareholders to take advantage of 24/7 access, quick delivery and reduced mail volume they gain from enrollment. If you consent to e-delivery, you will receive an e-mail with links to all proxy materials and to the online proxy voting site for every shareholder meeting. Once you receive your authorization code as a member of Investor Centre (see instructions above), you can consent to e-delivery online.

Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

Proxies voted by telephone or the Internet must be received by 1:00 a.m. Central Daylight Time, May 16, 2006.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

To vote by mail, mark, sign and date the proxy card. Return the proxy card in the postage-paid envelope provided or mail to Computershare Investor Services, P.O. Box 2702, Chicago, IL 60690-9402.

Your Vote Is Important. Please vote.

Call us at 800-986-EDGE (3343), or visit us at www.principal.com, your source for information about our products and services as well as up-to-the-minute information for shareholders and the investment community.

QuickLinks

TABLE OF CONTENTS
PROPOSAL ONE — ELECTION OF DIRECTORS
GOVERNANCE OF THE COMPANY
COMPENSATION OF DIRECTORS
AUDIT COMMITTEE CHARTER AND REPORT
PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
ANNUAL REPORT ON FORM 10-K
OTHER MATTERS
DELIVERY OF DOCUMENTS
SHAREHOLDER PROPOSALS FOR 2007 MEETING
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF PRINCIPAL FINANCIAL GROUP, INC.